Exhibit 10.1

EXECUTION COPY

€150,000,000

THREE YEAR CREDIT AGREEMENT

Dated as of November 19, 2009

Among

SEALED AIR CORPORATION

as Company

SEALED AIR LUXEMBOURG S.C.A.

SEALED AIR B.V.

and

SEALED AIR PACKAGING, SOCIEDAD LIMITADA UNIPERSONAL

as Borrowers

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

BNP PARIBAS,

as Administrative Agent

THE ROYAL BANK OF SCOTLAND PLC

as Syndication Agent

CITIBANK, N.A.

BANK OF AMERICA, N.A.

and

CALYON

as Documentation Agents

and

BNP PARIBAS SECURITIES CORP.

and

RBS SECURITIES INC.

as Lead Arrangers

Schedule 5.02(b)(ii) - Existing Subsidiary Indebtedness

Exhibits

Exhibit A	-	Form of Note

Exhibit B	-	Form of Notice of Revolving Credit Borrowing

Exhibit C	-	Form of Assignment and Acceptance

Exhibit D	-	Form of Subsidiary Guaranty

Exhibit E	-	Form of Opinion of Counsel for the Loan Parties

Exhibit F	-	Form of Borrower Designation Agreement

THREE YEAR CREDIT AGREEMENT

Dated as of November 19, 2009

SEALED AIR CORPORATION, a Delaware corporation (the “Company”), SEALED AIR LUXEMBOURG S.C.A., a Luxembourg corporation (“Lux SCA”), SEALED AIR B.V., a Dutch corporation (“SA BV”) and Sealed Air Packaging, Sociedad Limitada Unipersonal, a Spanish corporation (“SA Pkg SL”; the Company, Lux SCA, SA BV and SA Pkg SL are, collectively, the “Initial Borrowers”), the banks and other financial institutions (the “Initial Lenders”) listed on the signature pages hereof, and BNP PARIBAS (“BNPP”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounting Charges” means tangible asset write-downs and restructuring charges, whether or not such charges require a cash payment at any time.

“Acquired Entities” means any Person that becomes a Subsidiary as a result of an Acquisition.

“Acquisition” means (i) an investment by the Company or any of its Subsidiaries in any Person (other than the Company or any of its Subsidiaries) pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Company or any of its Subsidiaries or (ii) an acquisition by the Company or any of its Subsidiaries of the property and assets of any Person (other than the Company or any of its Subsidiaries) that constitutes substantially all of the assets of such Person or any division or line or business of such Person.

“Advance” means a Revolving Credit Advance or a Swing Line Advance.

“Affected Lender” means any Lender that (a) is a Defaulting Lender, (b) has otherwise failed to pay to the Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless such failure has been cured or is the subject of a good faith dispute and such Lender has promptly notified the Company of the nature thereof in reasonable detail, (c) has (or whose parent company has) become the subject of a bankruptcy or insolvency proceeding or (d) has had a receiver or conservator appointed with respect to such Lender (or any parent company of such Lender) at the direction or request of any regulatory agency or authority (or similar regulatory action has been taken with respect to such Lender).  No Lender shall be an Affected Lender solely by virtue of the ownership or acquisition by a governmental authority or instrumentality thereof of any equity interest in such Lender or parent company thereof or the exercise of control over such Lender or parent company thereof by a governmental authority or instrumentality thereof.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent’s Account” means such account of the Agent as is designated in writing from time to time by the Agent to the Company and the Lenders for such purpose.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.

“Applicable Margin” means as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin for Base Rate Advances	Applicable Margin for Eurocurrency Rate Advances
Level 1 BBB+ and Baa1 or above	1.250%	2.250%
Level 2 BBB and Baa2	1.750%	2.750%
Level 3 BBB- and Baa3	2.250%	3.250%
Level 4 BB+ and Ba1	2.750%	3.750%
Level 5 BB and Ba2	3.250%	4.250%
Level 6 BB- or Ba3 or lower	3.750%	4.750%

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1 BBB+ and Baa1 or above	0.375%
Level 2 BBB and Baa2	0.500%
Level 3 BBB- and Baa3	0.625%
Level 4 BB+ and Ba1	0.750%
Level 5 BB and Ba2	0.875%
Level 6 BB- or Ba3 or lower	1.000%

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Bankruptcy Code” has the meaning specified in Section 6.01(e).

“Bankruptcy Law” means the Bankruptcy Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a)           the rate of interest announced publicly by BNPP in New York, New York, from time to time, as its prime rate;

(b)           ½ of one percent per annum above the Federal Funds Rate; and

(c)           the rate equal to the Eurodollar Rate for an Interest Period of one month for each day that a Base Rate Advance is outstanding (and in respect of any day that is not a Business Day, the Eurodollar Rate as in effect on the immediately preceding Business Day) plus 1.00%.

“Base Rate Advance” means a Revolving Credit Advance or a Swing Line Advance, in each case denominated in Dollars, that bears interest as provided in Section 2.06(a)(i).

“Borrower Designation Agreement” means, with respect to any Designated Subsidiary, an agreement in the form of Exhibit F hereto signed by such Designated Subsidiary and the Company.

“Borrowers” means, collectively, each Initial Borrower and each Designated Subsidiary that shall become a party to this Agreement pursuant to Section 9.09.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and, in the case of an Advance denominated in Euro, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

“Capital Lease” means any lease of property which, in accordance with generally accepted accounting principles, would be required to be capitalized on the balance sheet of the lessee.

“Change of Control” means the occurrence of either of the following:  (i) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding an employee benefit or stock ownership plan of the Company, is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 50% or more on a fully diluted basis of the voting stock of the Company or shall have the right to elect a majority of the directors of the Company or (ii) the Board of Directors of the Company shall cease to consist of a majority of Continuing Directors.

“Commitment” means as to any Lender (a) the Euro amount set forth opposite such Lender’s name on the signature pages hereof, or (b) if such Lender has entered into any Assignment and Acceptance, the Euro amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d), as such amount may be reduced pursuant to Section 2.04.

“Confidential Information” has the meaning specified in Section 9.08.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Assets” means, at any date, the total assets of the Company and its Subsidiaries as at such date determined on a Consolidated basis in accordance with GAAP.

“Consolidated Debt” means, at any time, the sum of (a) all amounts invested by a purchaser (and not repaid) under a Permitted Receivables Financing, (b) all Indebtedness (other than Contingent

Obligations) of the Company and its Subsidiaries determined on a Consolidated basis and (c) the amount corresponding to the principal portion of “Settlement agreement and related accrued interest” as shown on the Consolidated balance sheet of the Company and its Subsidiaries.

“Consolidated Interest Expense” for any period means total interest expense (including amounts properly attributable to interest with respect to capital leases in accordance with GAAP, amortization of debt discount and debt issuance costs and other amounts recorded as interest expense in accordance with GAAP) and losses on the sale of the undivided ownership interests in certain accounts receivable and program fees incurred, paid or payable under a Permitted Receivables Financing, in each case, of the Company and its Subsidiaries on a Consolidated basis for such period.

“Consolidated Liabilities” means, at any date, the sum of all liabilities of the Company and its Subsidiaries as at such date determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Debt” means, at any time, Consolidated Debt less unrestricted cash, cash equivalents and short-term investments of the Company and its Domestic Subsidiaries as reflected on the Consolidated balance sheets of the Company and such Subsidiaries to the extent that the aggregate of such cash, cash equivalents and short-term investments exceeds $25,000,000.

“Consolidated Stockholders’ Equity” means, at any date, the remainder of (a) Consolidated Assets as at such date, minus (b) Consolidated Liabilities as at such date.

“Contingent Obligation” means, as to any Person, any obligation of such Person guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the amount such Person guarantees but in any event not more than the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” means the directors of the Company on the Effective Date and each other director, if such director’s nomination for election to the Board of Directors of the Company is recommended by a majority of the then Continuing Directors.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.07 or 2.08.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s ratable portion of the aggregate outstanding principal amount of the Advances of all Lenders (calculated as if all Defaulting Lenders had funded all of their respective Defaulted Advances) over the aggregate outstanding principal amount of all Advances of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earlier of the following dates: (a) the date on which (i) the Default Excess with respect to such Defaulting Lender has been reduced to zero (whether by the funding of any Defaulted Advance by such Defaulting Lender or by the non-pro-rata application of any prepayment pursuant to Section 2.17) and (ii) such Defaulting Lender shall have delivered to the Company and the Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitment; and (b) the date on which the Borrowers, the Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulted Advance” has the meaning specified in Section 2.17.

“Defaulting Lender” has the meaning specified in Section 2.17.

“Designated Subsidiary” means any direct or indirect wholly-owned Subsidiary of the Company designated for borrowing privileges under this Agreement pursuant to Section 9.09.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

“Domestic Subsidiary” means any Subsidiary of the Company other than a Foreign Subsidiary.

“EBITDA” for any period means the Consolidated net income (or loss) of the Company and its Subsidiaries for such period, adjusted by adding thereto (or subtracting in the case of a gain) the following amounts to the extent deducted or included, as applicable, and without duplication, when calculating Consolidated net income (a) Consolidated Interest Expense, (b) income taxes, (c) any extraordinary gains or losses, (d) gains or losses from sales of assets (other than from sales of inventory in the ordinary course of business), (e) all amortization of goodwill and other intangibles, (f) depreciation, (g) all non-cash contributions or accruals to or with respect to deferred profit sharing or compensation plans, (h) any non-cash gains (or losses) resulting from the cumulative effect of changes in accounting principles, (i) non-cash losses (or gains) that have not become cash charges resulting from accounting adjustments to auction rate securities in an amount not to exceed $44,700,000 in aggregate, (j) non-cash charges resulting from accounting adjustments to goodwill, (k) restructuring charges that neither the Company nor its Subsidiaries has paid in cash, and (l) cash restructuring charges incurred beginning in 2008 in an aggregate amount of $75,000,000; provided that there shall be included in such determination for such period all such amounts attributable to any Acquired Entity acquired during such period pursuant to an Acquisition to the extent not subsequently sold or otherwise disposed of during such period for the portion of such period prior to such Acquisition; provided further that any amounts added to Consolidated net income pursuant to clauses (g), (i) or (k) above for any period shall be deducted from Consolidated net income for the period, if ever, in which such amounts are paid in cash by the Company or any of its Subsidiaries.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Company, such approvals not to be unreasonably withheld or delayed; provided, however, that neither the Company nor an Affiliate of the Company shall qualify as an Eligible Assignee.

“EMU” means the Economic and Monetary Union as contemplated by the Treaty on European Union.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any violation (or alleged violation) by the Company or any of its Subsidiaries under any Environmental Law (hereafter “Claims”) or any permit issued under any such law, including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the environment.

“Environmental Law” means any foreign, federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to the environment or Hazardous Materials.

“Equivalent” in Dollars of Euros on any date means the equivalent in Dollars of Euros determined by using the quoted spot rate at which the Agent’s principal office in London offers to exchange Dollars for Euros in London prior to 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement, and the “Equivalent” in Euros of Dollars means the equivalent in Euros of Dollars determined by using the quoted spot rate at which the Agent’s principal office in London offers to exchange Euros for Dollars in London prior to 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means any person (as defined in Section 3(9) of ERISA)  which together with the Company or any of its Subsidiaries would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) and (o) or the Internal Revenue Code or (ii) as a result of the Company or any of its Subsidiaries being or having been a general partner of such person.

“EURIBO Rate” means the rate appearing on Reuters EURIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro) at approximately 10:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the respective rates per annum at which deposits in Euros are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period (subject, however, to the provisions of Section 2.07).

“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a)(i) in the case of any Revolving Credit Advance denominated in Dollars, the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on the Reuters LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period or, (ii) in the case of any Revolving Credit Advance denominated in Euros, the EURIBO Rate by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period.  If the Reuters LIBOR01 Page (or any successor page) is unavailable, the Eurocurrency Rate for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.07.

“Eurocurrency Rate Advance” means a Revolving Credit Advance denominated in Dollars or Euros that bears interest as provided in Section 2.06(a)(ii).

“Eurocurrency Rate Reserve Percentage” for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary” means (i) each Subsidiary of the Company not incorporated under the laws of the United States or of any State thereof and (ii) any other Subsidiary of the Company substantially all of the operations of which remain outside the United States.

“Funding Default” has the meaning specified in Section 2.17

“GAAP” has the meaning specified in Section 1.03.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Hazardous Materials” means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law.

“Indebtedness” of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services (except trade accounts payable and accrued expenses arising in the ordinary course of business) to the extent such amounts would in accordance with GAAP be recorded as debt on a balance sheet of such Person, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit (other than letters of credit which secure obligations in respect of trade payables or other letters of credit not securing Indebtedness, unless such reimbursement obligation remains unsatisfied for more than 3 Business Days), (vi) all Indebtedness secured by a Lien on any asset of such Person, whether or not such Indebtedness is otherwise an obligation of such Person, and (vii) all Contingent Obligations of such Person minus the portion of such Contingent Obligation which is secured by a letter of credit naming such Person as beneficiary issued by a bank which, at the time of the issuance (or any renewal or extension) of such letter of credit has a long term senior unsecured indebtedness rating of at least A by S&P or A2 by Moody’s.

“Information Memorandum” means the projections and management presentation posted on IntraLinks on October 19, 2009 used by the Agent in connection with the syndication of the Commitments.

“Interest Coverage Ratio” for any period means the ratio of EBITDA to the sum of (i) Consolidated Interest Expense for such period and (ii) the aggregate principal amount of dividends paid or accrued on the Company’s preferred stock during such period.

“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (c) of this definition, nine or twelve months, as the Borrower requesting the Borrowing may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period in the case of Eurocurrency Rate Advances denominated in Dollars and not later than 3:00 P.M. (New York City time) on the fourth Business Day prior to the first day of such Interest Period in the case of Eurocurrency rate advances denominated in Euro, select; provided, however, that:

(a)           such Borrower may not select any Interest Period that ends after the Termination Date;

(b)           Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Revolving Credit Borrowing shall be of the same duration;

(c)           such Borrower shall not be entitled to select an Interest Period having duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Revolving Credit Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any  or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Revolving Credit Borrowing shall be one, two, three or six months, as specified by such Borrower requesting such Revolving Credit Borrowing in the applicable Notice of Revolving Credit Borrowing as the desired alternative to an Interest Period of nine or twelve months;

(d)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(e)           whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Internal Revenue Code are to the Internal Revenue Code as in effect at the date of this Agreement, and to any subsequent provisions of the Internal Revenue Code amendatory thereof, supplemental thereto or substituted therefor.

“Lenders” means the Initial Lenders, the Swing Line Bank and each Person that shall become a party hereto pursuant to Section 9.07.

“Leverage Ratio” means (a) at any time prior to the Release Date, the ratio of Consolidated Net Debt at such time to EBITDA for the Test Period last ended and (b) on and after the Release Date, the ratio of Consolidated Debt at such time to EBITDA for the Test Period then ended.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other) or other security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease).

“Loan Document” means this Agreement, the Notes and the Subsidiary Guaranty, if any.

“Loan Parties” means each Borrower and each Subsidiary Guarantor.

“Margin Stock” has the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Acquisition” means an Acquisition in which the aggregate purchase price paid in cash or property (other than property consisting of equity shares or interests or other equivalents of corporate stock of, or partnership or other ownership interests in, the Company), equals or exceeds 10% of the sum (calculated without giving effect to such Acquisition) of (i) Consolidated Debt (determined as at the end of the most recently ended fiscal quarter of the Company), plus (ii) Consolidated Stockholders’ Equity (determined as at the end of the then most recently ended fiscal quarter of the Company), plus (iii) any increase thereof attributable to any equity offerings or issuances of capital stock occurring subsequent to the end of such fiscal quarter and before any such purchase or acquisition.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of the Company to perform its obligations under this Agreement or any Note.

“Material Subsidiary” means any Borrower and any other Subsidiary of the Company that, directly or indirectly through a Subsidiary, either (a) owns assets with a book value in excess of 2% of the book value of the Consolidated Assets measured as of the last day of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a)(i) or (ii) or (b) generated annual revenues in excess of 2% of the revenues of the company and its Subsidiaries, taken as a whole, for the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01(a)(i) or (ii) (determined in each case, if a Material Acquisition occurs, on a pro forma basis assuming such Material Acquisition had been consummated on the first day of the most recently ended four fiscal quarter period).

“Minimum Liquidity” means the sum of (a) cash, cash equivalents and short-term investments of the Company and its Domestic Subsidiaries as reflected on the consolidated balance sheets of the Company and such Subsidiaries, (b) amounts available to be borrowed under committed lines of credit by the Company and its Domestic Subsidiaries and (c) amounts available under a Permitted Receivables Financing.

“Moody’s” means Moody’s Investors Service, Inc.

“Non-Defaulting Lender” has the meaning specified in Section 2.17(b)(i).

“Note” means a promissory note of any Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.15 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender to such Borrower.

“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA or any successor thereto.

“Permitted Encumbrances” means, as of any particular time, (i) such easements, leases, subleases, encroachments, rights of way, minor defects, irregularities or encumbrances on title which are not unusual with respect to property similar in character to any such real property and which do not secure Indebtedness and do not materially impair such real property for the purpose for which it is held or materially interfere with the conduct of the business of the Company or any of its Subsidiaries and (ii) municipal and zoning ordinances, which are not violated by the existing improvements and the present use made by the Company or any of its Subsidiaries of such real property.

“Permitted Receivables Financing” shall have the meaning provided in Section 5.02(e)(ii).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any multiemployer or single-employer plan subject to Title IV of ERISA which is maintained or contributed to by (or to which there is an obligation to contribute to) the Company or a Subsidiary of the Company or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Company or a Subsidiary of the Company or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Post-Petition Interest” has the meaning specified in Section 7.05.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Company or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency.  For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 6 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level above the lower of such levels; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change its system of classification after the date hereof, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Put Event” has the meaning specified in Section 2.04(b).

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of (a) a fraction the numerator of which is the amount of such Lender’s Commitment at such time and the denominator of which is the aggregate Commitments at such time and (b) such amount.

“Reference Banks” means BNPP, The Royal Bank of Scotland plc, Citibank, N.A., Bank of America, N.A. and Calyon New York Branch.

“Register” has the meaning specified in Section 9.07(d).

“Release Date” means the earlier of (a) the funding of the Settlement Agreement (after the approval and implementation thereof in the plan of reorganization of W.R. Grace & Co.) and the release of the Company from liability with respect to all current and future asbestos-related claims pursuant to the Settlement Agreement and (b) the Company being otherwise fully released from its liability with respect to such asbestos-related claims (due to changes in federal legislation and rendering of payment, or otherwise).

“Reportable Event” means an event described in Section 4043(b) and (c) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.

“Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount (based on the Equivalent in Euro at such time) of the Revolving Credit Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Commitments; provided that the Commitment of, and the Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Revolving Credit Advance” means an advance by a Lender to any Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01(a).

“Revolving Credit Borrowing Minimum” means, in respect of Revolving Credit Advances denominated in Dollars, $5,000,000, and in respect of Revolving Credit Advances denominated in Euros, €5,000,000.

“Revolving Credit Borrowing Multiple” means, in respect of Revolving Credit Advances denominated in Dollars, $1,000,000, and in respect of Revolving Credit Advances denominated in Euros, €1,000,000.

“SAC(US)” means Sealed Air Corporation (US), a Delaware corporation.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Senior Financial Officer” means the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Treasurer of the Company.

“Settlement Agreement” means the Settlement Agreement and Release, dated November 10, 2003, among the Company, the Official Committee of Asbestos Personal Injury Claimants, the Official Committee of Asbestos Property Damage Claimants and Cryovac, as may be amended, supplemented or modified from time to time in accordance with Section 5.02(h) hereof.

“Subordinated Obligations” has the meaning specified in Section 7.05.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantor” means each Material Subsidiary that is also a Domestic Subsidiary and that is a party to the Subsidiary Guaranty, if any.

“Subsidiary Guaranty” means a guaranty in substantially the form of Exhibit D hereto (together with each other guaranty or guaranty supplement delivered pursuant to Section 5.01(h)), which shall be duly executed by each of the Domestic Subsidiaries listed on Schedule 4.01(j), if required pursuant to Section 5.01(h).

“Subsidiary Guaranty Period” means any period from the date that the Public Debt Ratings are BB+ or lower by S&P and Ba1 or lower by Moody’s until earlier of (a) the Subsidiary Guaranty Release Date and (b) the later of (i) the repayment in full of all Advances and (ii) the Termination Date.

“Subsidiary Guaranty Release Date” means the first date on which the Public Debt Rating is BBB or better from S&P and Baa2 or better from Moody’s.

“Swing Line Advance” means an advance made by the Swing Line Bank pursuant to Section 2.01(b) or any other Lender by purchase from the Swing Line Bank pursuant to Section 2.02(b).

“Swing Line Advance Maturity Date” has the meaning specified in Section 2.02(b).

“Swing Line Bank” means BNPP.

“Swing Line Borrowing” means a Borrowing consisting of a Swing Line Advance made by the Swing Line Bank.

“Termination Date” means the earlier of (a) July 26, 2012, (b) the date of termination in whole of the Commitments pursuant to Section 2.04 or 6.01 or (c) as to any Lender who becomes a Defaulting Lender, the date of termination of such Defaulting Lender’s Commitments pursuant to Section 2.04.

“Test Period” means the four consecutive fiscal quarters of the Company then last ended, in each case taken as one accounting period.

“Unfunded Current Liability” of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of such Plan.

“Unused Commitment” means, with respect to each Lender at any time, (a) the amount of such Lender’s Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances (based in respect of any Revolving Credit Advances denominated in Dollars on the Equivalent in Euros at such time) made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of the aggregate principal amount of all Swing Line Advances (based on the Equivalent in Euros at such time) outstanding at such time.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wholly-Owned Subsidiary” means, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

SECTION 1.02.  Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from”  means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03.  Accounting Terms.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred with by the Borrower’s independent registered public accounting firm) with the most recent audited Consolidated financial statements of the Borrower delivered to the Agent (“GAAP”), provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Borrower that the Required Lenders wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be applied on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01.  The Advances .  (a)  Revolving Credit Advances.  Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount (based in respect of any Revolving Credit Advances to be denominated in Dollars by reference to the Equivalent thereof in Euros determined on the date of delivery of the applicable Notice of Revolving Credit Borrowing) not to exceed such Lender’s Unused Commitment.  Each Revolving Credit Borrowing shall be in an amount not less than the Revolving Credit Borrowing Minimum or the Revolving Credit Borrowing Multiple in excess thereof and shall consist of Revolving Credit Advances of the same Type and in the same currency made on the same day by the Lenders ratably according to their respective Commitments.  Within the limits of each Lender’s Commitment, any Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.09 and reborrow under this Section 2.01(a).

(b)           The Swing Line Advances.  The Swing Line Bank agrees, on the terms and conditions hereinafter set forth, to make Swing Line Advances denominated in Dollars to any Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date (i) in an aggregate amount not to exceed at any time outstanding the Equivalent of €10,000,000 (the “Swing Line Facility”) and (ii) in an amount for each such Advance not to exceed the Unused Commitments of the Lenders immediately prior to the making of such Advance  The Swing Line Bank agrees to make one or more Swing Line Advances on any Business Day.  No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance.  Each Swing Line Borrowing shall be in an amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and shall consist of a Base Rate Advance made by the Swing Line Bank.  Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, any Borrower may borrow under this 2.01(b), prepay pursuant to Section 2.09 and reborrow under this Section 2.01(b).

SECTION 2.02.  Making the Revolving Credit Advances and Swing Line Advances.  (a)  Each Revolving Credit Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, (y) 3:00 P.M. (New York City time) on the fourth Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in Euros, or (z) 11:00 A.M. (New York City time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the applicable Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or telex.  Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed promptly in writing, or telecopier or telex in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period and currency for each such Revolving Credit Advance.  Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of Advances denominated in Dollars, and before 9:00 A.M. (New York City time) on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in Euros, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing.  After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower requesting the applicable Borrowing at the address and in the account of such Borrower specified in the applicable Notice of Revolving Credit Borrowing.

(b)           Each Swing Line Borrowing shall be made on notice, given not later than 1:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing by the Borrower to the Swing Line Bank and the Agent, of which the Agent shall give prompt notice to the Lenders.  Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed promptly in writing, or telecopier or telex, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the earlier of (A) the tenth Business Day after the requested date of such Borrowing and (B) the Termination Date (the “Swing Line Advance Maturity Date”)).  The Swing Line Bank shall, before 2:00 P.M. (New York City time) on the date of such Swing Line Borrowing, make such Swing Line Borrowing available to the Agent at the Agent’s Account, in same day funds.  After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the applicable Borrower at the address and in the account of such Borrower specified in the applicable Notice of Swing Line Borrowing.  Upon written demand by the Swing Line Bank, with a copy of such demand to the Agent, each other Lender will purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Lender, such other Lender’s Ratable Share of such outstanding Swing Line Advance, by making available for the account of its Applicable Lending Office to the Agent for the account of the Swing Line Bank, by deposit to the Agent’s Account, in same day funds, an amount equal to its Ratable Share of such Swing Line Advance.  Each Borrower hereby agrees to each such sale and assignment.  Each Lender agrees to purchase its Ratable Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  Upon any such assignment by the Swing Line Bank to any other Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, this Agreement, the Notes or the Borrowers.  If and to the extent that any Lender shall not have so made its Ratable Share of such Swing Line Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such Lender is required to have made such amount available to the Agent until the date such amount is paid to the Agent, at the Federal Funds Rate.  If such Lender shall pay to the Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

(c)           Anything in subsection (a) above to the contrary notwithstanding, (i) no Borrower may select Eurocurrency Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than the Revolving Credit Borrowing Minimum or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.07 or 2.11 and (ii) the Eurocurrency Rate Advances may not be outstanding as part of more than ten separate Revolving Credit Borrowings.

(d)           Each Notice of Revolving Credit Borrowing and Notice of Swing Line Borrowing of any Borrower shall be irrevocable and binding on such Borrower.  In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower requesting such Revolving Credit Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

(e)           Unless the Agent shall have received notice from a Lender prior to the time of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower requesting such Revolving Credit Borrowing on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender agrees to repay to the Agent forthwith on demand such corresponding amount.  If such Lender does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent shall promptly notify the applicable Borrower and such Borrower shall immediately pay such corresponding amount to the Agent.  The Agent shall also be entitled to receive from such Lender or such Borrower, as the case may be, interest on such corresponding amount, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the higher of (A) the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Euros. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement.

(f)            The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing or to make the Swing Line Advance to be made by it as part of any Swing Line Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing or to prejudice any rights which any Borrower may have against any Lenders as a result of any default by such Lender hereunder.  No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(g)           Each Lender at its option may make any Advances by causing any domestic or foreign branch or Affiliate of such Lender to make such Advances; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Advances in accordance with the terms of this Agreement.

SECTION 2.03.  Fees.  (a)  Commitment Fee.  The Company agrees to pay to the Agent for the account of each Lender (other than a Defaulting Lender for such time as such Lender is a Defaulting Lender), a commitment fee on the aggregate amount of such Lender’s Unused Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing December 31, 2009, and on the Termination Date; provided, that for purposes of calculating each Lender’s commitment fee, clause (ii) of the definition of “Unused Commitment” shall be disregarded.

(b)           Agent’s Fees.  The Company shall pay to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent.

SECTION 2.04.  Termination or Reduction of the Commitments.  (a)  Termination or Reduction by the Company.  (i)  Ratable Reduction.  The Company shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the respective Unused Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of €10,000,000 or an integral multiple of €1,000,000 in excess thereof.

(ii)  Non-Ratable Reduction.  The Company shall have the right, at any time, upon at least three Business Days’ notice to an Affected Lender (with a copy to the Agent), to terminate in whole such Lender’s Commitment.  Such termination shall be effective, (x) with respect to such Lender’s Unused Commitment, on the date set forth in such notice, provided, however, that such date shall be no earlier than three Business Days after receipt of such notice and (y) with respect to each Advance outstanding to such Lender, in the case of Base Rate Advances, on the date set forth in such notice and, in the case of Eurocurrency Rate Advances, on the last day of the then current Interest Period relating to such Advance.  Upon termination of a Lender’s Commitment under this

Section 2.04(a)(ii), the Company will pay or cause to be paid all principal of, and interest accrued to the date of such payment on, Advances owing to such Lender and pay any accrued commitment fees payable to such Lender pursuant to the provisions of Section 2.03, and all other amounts payable to such Lender hereunder (including, but not limited to, any increased costs or other amounts owing under Section 2.10 and any indemnification for Taxes under Section 2.13); and upon such payments, the obligations of such Lender hereunder shall, by the provisions hereof, be released and discharged; provided, however, that (i) such Lender’s rights under Sections 2.10, 2.13 and 9.04, and its obligations under Section 8.05 shall survive such release and discharge as to matters occurring prior to such date; (ii) no claim that the Company may have against such Lender arising out of such Lender’s default hereunder shall be released or impaired in any way; and (iii) if pursuant to this Section 2.04(a)(ii), the Borrowers shall pay to a Defaulting Lender any principal of, or interest accrued on, the Advances owing to such Defaulting Lender, then the Company shall either (x) confirm to the Agent that the conditions set forth in Section 3.03(a) are met on and as of such date of payment or (y) pay or cause to be paid a ratable payment of principal and interest to all Lenders that are not Defaulting Lenders.  The aggregate amount of the Commitments of the Lenders once reduced pursuant to this Section 2.04(a)(ii) may not be reinstated.

(b)           Termination by the Lenders.  If any of the following events shall occur and shall continue without cure for a period for 60 days (each, a “Put Event”):

(i)            the revocation, vacation or modification of a ruling by any court approving the Settlement Agreement (such revocation, vacation or modification being then non-appealable, other than for the reason of being an interlocutory ruling; not appealed from within the time permitted by law; or all available appeals or other means of review having been exhausted); or

(ii)           the occurrence of any event that results in a material increase of the Company’s asbestos-related liability in excess of the amounts provided for in the Settlement Agreement or a material reduction of the protection afforded to the Company by the Settlement Agreement; or

(iii)          (A) before the effective date of the final plan of reorganization of W.R. Grace & Co., the stay of non-bankruptcy proceedings against the Company ceases to be in effect; (B) before the effective date of the final plan of reorganization of W.R. Grace & Co., a court schedules a trial of the issues raised in the adversary proceeding currently pending against the Company that are the subject matter of the Settlement Agreement; or (C) after the effective date of the final plan of reorganization of W.R. Grace & Co., the injunction granted under §524(g) of the Bankruptcy Code ceases to be in effect;

then, the Required Lenders may, by notice to the Company and the Agent (x) declare that the obligation of each Lender to make Advances (other than Advances to be made by a Lender pursuant to Section 2.02(b)) to be terminated, whereupon the same shall forthwith terminate and (y) declare that the Advances, all interest thereon and all other amounts payable under this Agreement shall be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly hereby waived by the Borrowers.

SECTION 2.05.  Repayment of Advances.  (a)  Revolving Credit Advances.  Each Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances made to it and then outstanding.

(b)           Swing Line Advances.  Each Borrower shall repay to the Agent for the account of (i) the Swing Line Bank and (ii) each other Lender which has made a Swing Line Advance by purchase from the Swing Line Bank pursuant to Section 2.02(b) the outstanding principal amount of each Swing Line Advance made by each of them on the Swing Line Advance Maturity Date specified in the applicable Notice of Swing Line Borrowing.

SECTION 2.06.  Interest on Revolving Credit Advances and Swing Line Advances.  (a)  Scheduled Interest.  Each Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance and each Swing Line Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)            Base Rate Advances.  During such periods as such Revolving Credit Advance is a Base Rate Advance and for each Swing Line Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears (A) in the case of a Base Rate Advance that is not a Swing Line Advance, quarterly on the last Business Day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full or (B) in the case of a Base Rate Advance that is a Swing Line Advance, on the date such Swing Line Advance shall be paid in full.

(ii)           Eurocurrency Rate Advances.  During such periods as such Revolving Credit Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(b)           Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the Agent may, and upon the request of the Required Lenders shall, require each Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Revolving Credit Advance and each Swing Line Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.07.  Interest Rate Determination.  (a)  Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurocurrency Rate.  If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.  The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.06(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.06(a)(ii).

(b)           If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the applicable currency in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Revolving Credit Advances as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances in the applicable currency for such Interest Period, the Agent shall forthwith so notify each Borrower and the Lenders, whereupon (A) the Borrower of such Eurocurrency Rate Advances in such currency will, on the last day of the then existing Interest Period therefor, (1) if such Eurocurrency Rate Advances are denominated in Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Eurocurrency Rate Advances are denominated in Euros, either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurocurrency Rate Advances in such currency shall be suspended until the Agent shall notify each Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided that, if the circumstances set forth in clause (ii) above are applicable, the applicable Borrower may elect, by notice to the Agent and the Lenders, to continue such Advances in Euros for Interest Periods of not longer than one month, which Advances shall thereafter bear interest at a rate per annum equal to the Applicable Margin plus, for each Lender, the cost to such Lender (expressed as a rate per annum) of funding its Eurocurrency Rate Advances by whatever means it reasonably determines to be appropriate.  Each

Lender shall certify its cost of funds for each Interest Period to the Agent and the Company as soon as practicable (but in any event not later than ten Business Days after the first day of such Interest Period).

(c)           If any Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in Euros, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.

(d)           On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Revolving Credit Borrowing Minimum, such Advances shall automatically (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in Euros, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.

(e)           Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advances are denominated in Dollars, be Converted into Base Rate Advances and (B) if such Eurocurrency Rate Advances are denominated in Euros, be exchanged for an Equivalent amount of Dollars and be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.

(f)            If Reuters LIBOR01 Page or Reuters EURIBOR01 Page is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurocurrency Rate for any Eurocurrency Rate Advances,

(i)            the Agent shall forthwith notify the relevant Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances,

(ii)           each such Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, Convert into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in Euros, be prepaid by the applicable Borrower or be automatically exchanged for an Equivalent amount of Dollars and be Converted into a Base Rate Advance, and

(iii)          the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Revolving Credit Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.08.  Optional Conversion of Revolving Credit Advances.  Each Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.11, Convert all Revolving Credit Advances denominated in Dollars of one Type comprising the same Borrowing into Revolving Credit Advances denominated in Dollars of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c) and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.02(c).  Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance.  Each notice of Conversion shall be irrevocable and binding on the Borrower requesting such Conversion.

SECTION 2.09.  Prepayments of Revolving Credit Advances and Swing Line Advances.  (a) Optional.  Each Borrower may, upon notice at least two Business Days’ prior to the date of such prepayment, in the case of Eurocurrency Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing or Swing Line Advances comprising part of the same Swing Line Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of (x) not less than the Revolving Credit Borrowing Minimum or a Revolving Credit Borrowing Multiple in excess thereof in the case of Revolving Credit Advances or (y) not less than $500,000 or an integral multiple thereof in the case of Swing Line Advances and (ii) in the event of any such prepayment of a Eurocurrency Rate Advance, the Borrower making such prepayment shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

(b)           Mandatory.  (i)  If, on any date, the Agent notifies the Company that, on any interest payment date, the sum of (A) the aggregate principal amount of all Advances denominated in Euros then outstanding plus (B) the Equivalent in Euros (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Dollars then outstanding exceeds 105% of the aggregate Commitments of the Lenders on such date, the Company and each other Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, subject to the proviso to this sentence set forth below, prepay the outstanding principal amount of any Advances owing by the Borrowers in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Lenders on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Advances prepaid.  The Agent shall give prompt notice of any prepayment required under this Section 2.09(b) to the Company and the Lenders, and shall provide prompt notice to the Company of any such notice of required prepayment received by it from any Lender.

(ii)           Each prepayment made pursuant to this Section 2.09(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the applicable Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c).  The Agent shall give prompt notice of any prepayment required under this Section 2.09(b) to the Company and the Lenders.

SECTION 2.10.  Increased Costs.  (a)  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)           If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder.  A certificate as to such amounts submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate such Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Company of the change in law or circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the change in law or circumstance giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.11.  Illegality.  Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in Dollars or Euros or to fund or maintain Eurocurrency Rate Advances in Dollars or Euros hereunder, (a) each Eurocurrency Rate Advance in the applicable currency will automatically, upon such demand (i) if such Eurocurrency Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance and (ii) if such Eurocurrency Rate Advance is denominated in Euros, be exchanged into an Equivalent amount of Dollars and be Converted into a Base Rate Advance, and (b) the obligation of the Lenders to make Eurocurrency Rate Advances in such currency or to Convert Revolving Credit Advances into Eurocurrency Rate Advances in such currency shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.12.  Payments and Computations.  (a)  Each Borrower shall make each payment hereunder (except with respect to principal of, interest on, and other amounts relating to, Advances denominated in Dollars and the processing fee, if any, payable in accordance with Section 9.07(a)), irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Euros to the Agent at the applicable Agent’s Account in same day funds.  Each Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in Dollars, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds.  The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Section 2.04(b)(ii), 2.10, 2.13 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount so due.

(c)           All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)           Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)           Unless the Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Euros.

(f)            To the extent that the Agent receives funds for application to the amounts owing by any Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.12, the Agent shall be entitled to convert or exchange such funds into Dollars or into Euros or from Dollars to Euros or from Euros to Dollars, as the case may be, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 2.12; provided that each Borrower and each of the Lenders hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by such Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.12(f) or as a result of the failure of the Agent to effect any such conversion or exchange; and provided further that each Borrower agrees to indemnify the Agent and each Lender, and hold the Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.12(f).

SECTION 2.13.  Taxes.  (a)  Any and all payments by any Borrower to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.12 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”).  If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, each Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes, any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).

(c)           Each Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.13) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d)           Within 30 days after the date of any payment of Taxes, each Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.  In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of any Borrower through an account or branch outside the United States or by or on behalf of any Borrower by a payor that is not a United States person, if such Borrower determines that no Taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes.  For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)           Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by any Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and such Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes.  If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date.  If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information.

(f)            For any period with respect to which a Lender has failed to provide the applicable Borrower with the appropriate form, certificate or other document described in Section 2.13(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.13(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, each Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

SECTION 2.14.  Sharing of Payments, Etc.  Subject to Section 2.17 in the case of a Defaulting Lender, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances or Swing Line Advances owing to it (other than pursuant to Section 2.10, 2.13 or 9.04(c)) in excess of its Ratable Share of payments on account of the Revolving Credit Advances and Swing Line Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances or Swing Line Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.15.  Evidence of Debt.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Revolving Credit Advance and each Swing Line Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Credit Advances and Swing Line Advances.  Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances and Swing Line Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

(b)           The Register maintained by the Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from such Borrower hereunder and each Lender’s share thereof.

(c)           Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

SECTION 2.16.  Use of Proceeds.  The proceeds of the Advances shall be available (and the Company agrees that it shall use such proceeds) solely for the working capital and general corporate purposes of the Company and its Subsidiaries, including, but not limited to, the payment of cash amounts required to be paid pursuant to the Settlement Agreement.

SECTION 2.17.  Defaulting Lenders.  (a)  Anything contained herein to the contrary notwithstanding, in the event that any Lender defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Advance or its portion of any unreimbursed payment under Section 2.02(b) (in each case, a “Defaulted Advance”) within three Business Days of the date required to be funded, then (a) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Advances shall, if the applicable Borrower so directs at the time of making such voluntary prepayment, be applied to the Advances of other Lenders as if such Defaulting Lender had no Advances outstanding, and (ii) any mandatory prepayment of the Advances shall, if the applicable Borrower so directs at the time of making such mandatory prepayment, be applied to the Advances of other Lenders (but not to the Advances of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Advances of such Defaulting Lender; and (b) the aggregate Unused Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Advances of such Defaulting Lender.

(b)           If any Swing Line Advances are outstanding at the time a Lender becomes an Affected Lender, then:

(i)            all or any part of the Swing Line Advances shall be reallocated among the Lenders that are not Affected Lenders (“Non-Defaulting Lenders”) in accordance with their respective Ratable Shares (disregarding any Affected Lender’s Commitment) but only to the extent that, with respect to any Non-Defaulting Lender, (x) the sum of (A) the aggregate principal amount of all Advances made by such Non-Defaulting Lender (in its capacity as a Lender) and outstanding at such time, plus (B) such Non-Defaulting Lender’s Ratable Share (before giving effect to the reallocation contemplated herein) of the Swing Line Advances, plus (C) such Non-Defaulting Lender’s Ratable Share of such Affected Lender’s Ratable Share of the Swing Line Advances, does not exceed such Non-Defaulting Lenders’ Commitment and (y) the conditions set forth in Section 3.03(a) are satisfied at such time; or

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Agent, cash collateralize such Affected Lender’s Ratable Share of the Swing Line Advances (after giving effect to any partial reallocation pursuant to clause (i) above) by paying cash collateral to the Swing Line Bank for so long as such Swing Line Advances are outstanding.

(c)           So long as any Lender is an Affected Lender, the Swing Line Bank shall not be required to make any Swing Line Advance, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.17(b), and participating interests in any such Swing Line Advances shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.17(b)(i) (and Affected Lenders shall not participate therein).

(d)           No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.17, performance by the Loan Parties of their obligations shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.17.  The rights and remedies against a Defaulting Lender under this Section 2.17 are in addition to other rights and remedies which the Loan Parties, the Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.  Conditions Precedent to Effectiveness of Section 2.01.  Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a)           The Company shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

(b)           The Company shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent).

(c)           On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Company, dated the Effective Date, stating that:

(i)            The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii)           No event has occurred and is continuing that constitutes a Default or that constitutes or would, with the passage of time, constitute a Put Event.

(d)           The Agent shall have received on or before the Effective Date the following, each dated such day (other than the Settlement Agreement), in form and substance satisfactory to the Agent:

(i)            The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.15.

(ii)           Certified copies of the Settlement Agreement, in form and substance satisfactory to the Lenders, duly executed by each of the parties thereto.

(iii)          Certified copies of the resolutions of the Board of Directors of each Loan Party approving the other Loan Documents to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents to which it is a party.

(iv)          A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and the other documents to be delivered hereunder.

(v)           A favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Loan Parties, Kleyr Grasso Associes, counsel for Lux SCA, Stibbe, counsel for SA BV, and Landwell PricewaterhouseCoopers Juridico y Fiscal, counsel for SA Pkg SL, substantially in the form of Exhibits E-1 or E-2 hereto,.

SECTION 3.02.  Initial Advance to Each Designated Subsidiary.  The obligation of each Lender to make an initial Advance to each Designated Subsidiary is subject to the receipt by the Agent on or before the date of such initial Advance of each of the following, in form and substance reasonably satisfactory to the Agent and dated such date, and (except for the Notes) in sufficient copies for each Lender:

(a)           The Notes of such Designated Subsidiary to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.15.

(b)           Certified copies of the resolutions of the Board of Directors of such Designated Subsidiary (with a certified English translation if the original thereof is not in English) approving this Agreement and the other Loan Documents to be delivered by it, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Loan Documents to be delivered by it.

(c)           A certificate of a proper officer of such Designated Subsidiary certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign its Borrower Designation Agreement, the other Loan Documents to be delivered by it and the other documents to be delivered by it hereunder.

(d)           A Borrower Designation Agreement duly executed by such Designated Subsidiary and the Company.

(e)           Favorable opinions of counsel (which may be in-house counsel) to such Designated Subsidiary substantially in the form of Exhibit E hereto and as to such other matters as any Lender through the Agent may reasonably request.

(f)            Such other approvals, opinions or documents as any Lender, through the Agent may reasonably request.

SECTION 3.03.  Conditions Precedent to Each Revolving Credit Borrowing and Swing Line Borrowing.  The obligation of each Lender to make an Advance (other than a Swing Line Advance made by a

Lender pursuant to Section 2.02(b)) shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing (a) the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing or Notice of Swing Line Borrowing and the acceptance by the Borrower requesting such Borrowing of the proceeds of such Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Borrowing such statements are true):

(i)            the representations and warranties contained in Section 4.01 (except the representation set forth in the last sentence of subsection (e) thereof) are correct on and as of such date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, and additionally, if such Borrowing shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Borrower Designation Agreement are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, and

(ii)           no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default or that constitutes or would, with the passage of time, constitute a Put Event;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request; provided in the event a Funding Default exists, the Swing Line Bank shall not be required to make any Swing Line Advance unless the Swing Line Bank has entered into arrangements satisfactory to it and the Borrower to eliminate the Swing Line Bank’s risk with respect to the participation of the Defaulting Lender in Swing Line Advances, including by cash collateralizing such Defaulting Lender’s Ratable Share of the Swing Line Advances in accordance with Section 2.17(b).

SECTION 3.04.  Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto.  The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Borrowers.  Each Borrower represents and warrants as follows:

(a)           Status.  Each of the Company and its Material Subsidiaries (i) is duly organized, validly existing and, if applicable, in good standing, under the laws of the jurisdiction of its incorporation or organization, (ii) has the corporate or comparable power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified as a foreign corporation and, if applicable, in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(b)           Power and Authority.  Each Borrower and each Subsidiary Guarantor, if any, has the corporate or comparable power and authority to execute, deliver and perform the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary corporate or comparable action to authorize the execution, delivery and performance by it of each of such Loan Documents.  Each Borrower and each Subsidiary Guarantor, if any, has duly executed and delivered each of the Loan Documents to which it is a party, and each of such Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c)           No Violation.  Neither the execution, delivery or performance by any Borrower or any Subsidiary Guarantor, if applicable, of the Loan Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) contravenes any provision of any law, statute, rule or regulation or any material order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflicts or is inconsistent with or results in any breach of any of the terms, covenants, conditions or provisions of, or constitutes a default under, or results in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Company or any of its Material Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract or instrument to which the Company or any of its Material Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) violates any provision of the certificate of incorporation or by-laws (or the equivalent documents) of the Company or any of its Material Subsidiaries.

(d)           Governmental Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made and which remain in full force and effect), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained by the Company, any Borrower or any Subsidiary Guarantor, if applicable, to authorize, or is required for, (i) the execution, delivery and performance of any Loan Document or (ii) the legality, validity, binding effect or enforceability of any Loan Document.

(e)           Financial Statements; Financial Condition.  The audited Consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2008 and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries (i) were prepared in accordance with generally accepted accounting principles consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with generally accepted accounting principles consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.  The unaudited Consolidated financial statements of the Company and its Subsidiaries dated September 30, 2009, and the related Consolidated statements of income or operations, and cash flows for the nine months ended on September 30, 2009 (i) were prepared in accordance with generally accepted accounting principles consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and subject to normal year-end audit adjustments and to the fact that such financial statements may be abbreviated and may omit footnotes or contain incomplete footnotes; and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby.  Since December 31, 2008 there has been no change in the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, that would reasonably be expected to have a Material Adverse Effect.

(f)            Litigation.  Except as disclosed in the Company’s filings with the Securities and Exchange Commission prior to the date hereof, there are no actions, suits or proceedings pending or, to the knowledge of any Borrower, threatened against the Company or any Material Subsidiary in which there is a reasonable possibility of an adverse decision (i) which in any manner draws into question the validity or enforceability of any Loan Document or (ii) that would reasonably be expected to have a Material Adverse Effect.

(g)           True and Complete Disclosure.  All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Company or any of its Subsidiaries in writing to any Lender (including, without limitation, all information relating to the Company and its Subsidiaries contained in the Loan Documents but excluding any forecasts and projections of financial information and results submitted to any Lender) for purposes of or in connection with this Agreement, or any transaction contemplated herein, is to the knowledge of the Company true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

(h)           Use of Proceeds; Margin Regulations.  (i)  All proceeds of Advances shall be used by the respective Borrowers for the working capital and general corporate purposes of the Company and its Subsidiaries, including , but not limited to, the payment of cash amounts required to be paid pursuant to the Settlement Agreement.

(ii)           No part of the proceeds of any Advance will be used by any Borrower or any Subsidiary thereof to purchase or carry any Margin Stock (other than repurchases by the Company of its own stock) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

(i)            Compliance with ERISA.  Each Plan is in substantial compliance with the material provisions of ERISA and the Internal Revenue Code; no Reportable Event has occurred with respect to a Plan which would reasonably be expected to result in a liability in excess of $30,000,000; no Plan is insolvent or in reorganization; excluding Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) the aggregate Unfunded Current Liability for all Plans does not exceed $30,000,000, and no Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code; all material contributions required to be made with respect to a Plan have been timely made; neither the Company nor any Subsidiary of the Company nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), or 4971 of the Internal Revenue Code; no proceedings have been instituted to terminate, or to appoint a trustee to administer, any Plan other than pursuant to Section 4041(b) of ERISA; and no lien imposed under the Internal Revenue Code or ERISA on the assets of the Company or any Subsidiary of the Company or any ERISA Affiliate exists or is likely to arise on account of any Plan.  All representations made in this Section 4.01(i) with respect to Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) shall be to the best knowledge of the Company.

(j)            Subsidiaries.  Schedule 4.01(j) correctly sets forth, as of the Effective Date, each Material Subsidiary of the Company.

(k)           Environmental Matters.  (i)  Each of the Company and its Subsidiaries is, to the knowledge of the Senior Financial Officers, after due inquiry, in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws, except for any such noncompliance or failures which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(ii)           Neither the Company nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of any Environmental Law or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to release of any toxic or hazardous waste or substance into the environment, except for notices that relate to noncompliance or remedial action which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(l)            Investment Company Act.  Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(m)          Patents, Licenses, Franchises and Formulas.  Each of the Company and its Subsidiaries owns all the patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or rights with respect to the foregoing, or each has obtained licenses or assignments of all other rights of whatever nature necessary for the present conduct of its businesses, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, would reasonably be expected to result in a Material Adverse Effect.

(n)           Labor Relations.  Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect.

(o)           Solvency.  On the date hereof, the Company and its Subsidiaries, taken as a whole, are Solvent.  “Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair market value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, Contingent Obligations, of such Person, (ii) it is then able and expects to be able to pay its debts (including, without limitation, Contingent Obligations and other commitments) as they mature, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of Contingent Obligations at any time shall be computed as the amount that, in the light of all the facts and circumstances known to the Company at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01.  Affirmative Covenants.  So long as any Advance shall remain outstanding or any Lender shall have any Commitment hereunder:

(a)           Information Covenants.  The Company will furnish to the Agent (in sufficient quantity for each Lender):

(i)            Quarterly Financial Statements.  Within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Company, the Consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly accounting period and the related Consolidated statements of income for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period and the related Consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, accompanied by a copy of the certification by the chief executive officer or the chief financial officer of the Company delivered to the Securities and Exchange Commission in connection with any report filed by the Company on a Form 10-Q (or any successor form), subject to normal year-end audit adjustments and to the fact that such financial statements may be abbreviated and may omit footnotes or contain incomplete footnotes.

(ii)           Annual Financial Statements.  Within 120 days after the close of each fiscal year of the Company, the Consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related Consolidated statements of income and retained earnings and cash flows for such fiscal year, in each case reported on by an independent registered public accounting firm of recognized national standing.

(iii)          Officer’s Certificates.  At the time of the delivery of the financial statements provided for in 5.01(a)(i) and (ii), a certificate of the chief financial officer of the Company to the effect that to the best of such officer’s knowledge, no Default has occurred and is continuing, or if the chief financial officer is unable to make such certification, such officer shall supply a statement setting forth the reasons for such inability, specifying the nature and extent of such reasons.  Such certificate shall also set forth the calculations required to establish whether the Company was in compliance with the provisions of Section 5.03, at the end of such fiscal quarter or year, as the case may be.

(iv)          Notice of Default, Put Event or Litigation.  Promptly, and in any event within five Business Days after a Senior Financial Officer obtains actual knowledge thereof, notice of (A) the occurrence of any event which constitutes a Default or that constitutes or would, with the passage of time, constitute a Put Event or (B) a development or event which would reasonably be expected to have a Material Adverse Effect.

(v)           Other Reports and Filings.  Within ten Business Days after the same are filed, copies of all reports on Forms 10-K, 10-Q, and 8-K and any amendments thereto, or successor forms, which the Company may file with the Securities and Exchange Commission or any governmental agencies substituted therefor.

(vi)          Accounting Charges.  Until the Release Date, at the time of the delivery of the financial statements provided for in 5.01(a)(i) and (ii), a certificate of the chief financial officer of the Company itemizing Accounting Charges, if any, of $30,000,000 or more with respect to SAC(US) made or taken after the Effective Date.

(vii)         Other Information.  From time to time, such other information or documents (financial or otherwise) as any Lender may reasonably request.

(b)           Books, Records and Inspections.  The Company will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Agent or the Required Lenders, at their own expense, upon five Business Days’ notice, to visit and inspect (subject to reasonable safety and confidentiality requirements) any of the properties of the Company or such Subsidiary, and to examine the books of account of the Company or such Subsidiary and discuss the affairs, finances and accounts of the Company or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times during normal business hours and intervals and to such reasonable extent as the Agent or the Required Lenders may request; provided that such Lender shall have given the Company’s Chief Financial Officer or Treasurer a reasonable opportunity to participate therein in person or through a designated representative.

(c)           Maintenance of Insurance.  The Company will, and will cause each of its Material Subsidiaries to maintain with financially sound and reputable insurance companies (which may include captive insurers) insurance as is reasonable for the business activities of the Company and its Subsidiaries.

(d)           Corporate Franchises.  The Company will, and will cause each of its Material Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and corporate or comparable franchises necessary or desirable in the normal conduct of its business; provided, however, that nothing in this subsection (d) shall prevent (i) any merger or consolidation between or among the Subsidiaries of the Company, in each case in accordance with

Section 5.02(d), or (ii) the dissolution or liquidation of any Subsidiary of the Company or the withdrawal by the Company or any of its Subsidiaries of its qualification to do business as a foreign corporation in any jurisdiction, if the Company determines that there is a valid business purpose for doing so.

(e)           Compliance with Statutes, etc.  The Company will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, all Environmental Laws applicable to the ownership or use of real property now or hereafter owned or operated by the Company or any of its Subsidiaries), except where the necessity of compliance therewith is being contested in good faith.

(f)            ERISA.  As soon as possible and, in any event, within 10 days after a Senior Financial Officer of the Company knows of the occurrence of any of the following, the Company will deliver to each of the Lenders a certificate of the Chief Financial Officer of the Company setting forth details as to such occurrence and the action, if any, that the Company or a Subsidiary is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Company, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto:  that a Reportable Event which would reasonably be expected to result in a Material Adverse Effect has occurred; that a Plan has been or is expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Internal Revenue Code; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan pursuant to which the Company, a Subsidiary of the Company or an ERISA Affiliate will be required to contribute amounts in excess of $30,000,000 in the aggregate in any fiscal year of the Company in order to effect such termination; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Company, any Subsidiary of the Company or any ERISA Affiliate will or is expected to incur any material liability (including any indirect, contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29) or 4971 of the Internal Revenue Code.

(g)           Performance of Obligations.  The Company will, and will cause each of its Material Subsidiaries to, perform all of its material monetary obligations, including tax liabilities, under the terms of each mortgage, indenture, security agreement and other material agreement by which it is bound, except where the same is being contested in good faith.

(h)           Subsidiary Guarantors.  During the Subsidiary Guaranty Period and until the Subsidiary Guaranty Release Date, the Company shall (i) within 30 days after the delivery of the financial statements required to be delivered pursuant to Section 5.01(a)(i) or (ii) cause each Domestic Subsidiary which, directly, or indirectly, is, at the date of such financial statements, a Material Subsidiary and not already a Subsidiary Guarantor, to become a Subsidiary Guarantor hereunder, (ii) immediately upon consummation of an Acquisition cause any Acquired Entity which, directly or indirectly, is both a Domestic Subsidiary and a Material Subsidiary, to become a Subsidiary Guarantor hereunder, and (iii) immediately upon the onset of the Subsidiary Guaranty Period, cause each Subsidiary that is both a Domestic Subsidiary and a Material Subsidiary to become a Subsidiary Guarantor hereunder, in each case by executing a Subsidiary Guaranty and delivering to the Agent the documents that would have been required by Section 3.01(d)(iii) and (iv) if such Subsidiary had entered into a Subsidiary Guaranty on the Effective Date; provided that Sealed Air Funding Corporation shall not be required to become a Subsidiary Guarantor for as long as such action is, or is required to be, restricted by its organizational documents or documents entered into in connection with a Permitted Receivables Financing.

SECTION 5.02.  Negative Covenants.  So long as any Advance shall remain outstanding or any Lender shall have any Commitment hereunder:

(a)           Liens.  The Company will not, and will not permit any of its Material Subsidiaries to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(i)            Liens existing on the date hereof securing Indebtedness outstanding on the date hereof or incurred pursuant to Section 5.02(b)(ii), in any case identified on Schedule 5.02(b)(ii);

(ii)           Liens on any asset securing Indebtedness incurred or assumed after the date hereof for the purpose of financing all or any part of the cost of purchasing or constructing such asset (including any Capital Lease); provided that such Lien attaches to such asset concurrently with or within 180 days after the purchase or completion of construction thereof;

(iii)          any Lien on any asset of any Person existing at the time such Person becomes a Subsidiary of the Company and not created in contemplation of such event;

(iv)          any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Company or any of its Subsidiaries and not created in contemplation of such event;

(v)           any Lien on any asset existing prior to the acquisition thereof by the Company or any of its Subsidiaries and not created in contemplation of such acquisition;

(vi)          any Lien arising out of the renewal, replacement or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Indebtedness is not increased other than by an amount equal to any reasonable financing fees and is not secured by any additional assets;

(vii)         Liens created pursuant to any industrial revenue bond or similar conduit financing to secure the related Indebtedness, so long as such Lien is limited to the assets of the related project;

(viii)        Liens securing any obligations of any Subsidiary of the Company to a Borrower or a Subsidiary Guarantor;

(ix)           Liens on accounts receivable that are the subject of a Permitted Receivables Financing (and any related property that would ordinarily be subjected to a lien in connection therewith, such as proceeds and records);

(x)            Liens for taxes, governmental assessments, charges or levies in the nature of taxes not yet due and payable, or Liens for taxes, governmental assessments, charges or levies in the nature of taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established;

(xi)           Liens imposed by law, which were incurred in the ordinary course of business and do not secure indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanic’s liens and other similar Liens arising in the ordinary course of business, including, without limitation, Liens in respect of litigation claims made or filed against the Company or any of its Subsidiaries in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(xii)          Permitted Encumbrances;

(xiii)         utility deposits and pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation, or to secure the performance of tenders, statutory obligations, surety, customs and appeal bonds, bids, leases, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(xiv)        landlord’s liens under leases to which the Company or any of its Subsidiaries is a party;

(xv)         Liens arising from precautionary UCC financing statement filings regarding operating leases; and

(xvi)        Liens not otherwise permitted by the foregoing clauses of this Section securing Indebtedness in an aggregate principal amount outstanding at any time not exceeding the greater of $275,000,000 and 10% of Consolidated Stockholders’ Equity as at the last day of the most recently ended fiscal quarter of the Company;

provided, that until the Release Date, the Company will not permit SAC(US) to create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except as described in clauses (i), (ii), (iv), (vi), (vii), (ix), (x), (xi), (xii), (xiii), (xiv) and (xv) above to the extent such Liens secured Indebtedness or other obligations of SAC(US) and provided, further, that (x) the aggregate amount of Indebtedness secured by Liens on assets of SAC(US) pursuant to clause (ii) above shall not exceed $50,000,000 and (y) the aggregate amount of Indebtedness secured by Liens on assets of SAC(US) pursuant to clause (vii) above shall not exceed $10,000,000.

(b)           Subsidiary Indebtedness.  The Company will not permit any of its Material Subsidiaries to create, incur, assume or suffer to exist any Indebtedness, except:

(i)            Indebtedness incurred pursuant to this Agreement or the Subsidiary Guaranty (or any guarantee that such Material Subsidiary may be required to issue to any other creditor of the Company concurrently with and as a result of the issuance of the Subsidiary Guaranty, if any);

(ii)           Indebtedness existing as of September 30, 2009 or incurred pursuant to commitments or lines of credit in effect as of September 30, 2009 in any case identified on Schedule 5.02(b)(ii), or any renewal, replacement or refunding thereof so long as such renewals, replacements or refundings do not increase the amount of such Indebtedness or such commitments or lines of credit in the aggregate;

(iii)          Indebtedness of any Person existing at the time such Person becomes a Subsidiary of the Company or is merged or consolidated into the Company or any of its Subsidiaries and not created in contemplation of such event, provided that on a pro forma basis (assuming that such event had been consummated on the first day of the most recently ended period of four fiscal quarters for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a)), the Company would have been in compliance with Section 5.03 as of the last day of such period, and any renewal, replacement or refunding thereof so long as such renewal, replacement or refunding does not increase the amount of such Indebtedness;

(iv)          Indebtedness of a Subsidiary Guarantor;

(v)           Indebtedness owed to the Company or a Subsidiary of the Company;

(vi)          Indebtedness secured by Liens permitted pursuant to Section 5.02(a)(ii);

(vii)         Indebtedness arising under a Permitted Receivables Financing; and

(viii)        Indebtedness not otherwise permitted by the foregoing clauses of this Section 5.02(b) in an aggregate principal amount at any time outstanding not exceeding the greater of $275,000,000 and 10% of Consolidated Stockholders’ Equity as at the last day of the most recently ended fiscal quarter of the Company.

provided, that until the Release Date, the Company will not permit SAC(US) to create, assume or suffer to exist any Indebtedness, except as described in clauses (i), (ii), (vi) and (vii) above.

(c)           Limitations on Acquisitions.  The Company will not, and will not permit any of its Subsidiaries, to make any Material Acquisition unless (i) no Event of Default exists or would exist after giving effect to such Material Acquisition and (ii) concurrently with or before consummation of such Material Acquisition, the Company delivers to the Agent a certificate of the Chief Financial Officer of the Company, certifying that (A) immediately upon and following the consummation of such Material Acquisition, the Company will be in compliance with Sections 5.02(a) and (b) and (B) on a pro forma basis (assuming such Material Acquisition had been consummated on the first day of the most recently ended period of four fiscal quarters for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a)), the Company would have been in compliance with Section 5.03 as of the last day of such period.

(d)           Mergers and Consolidations.  The Company will not, and will not permit any Material Subsidiary to, be a party to any merger or consolidation, provided that (other than as may relate to SAC(US) prior to the Release Date):

(i)            any Subsidiary may consolidate with or merge into the Company or another Subsidiary if in any such merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation; and

(ii)           any Person may consolidate with or merge into the Company or any Subsidiary if (A) in any such merger or consolidation involving the Company, the Company is the surviving or continuing corporation, (B) in any such merger or consolidation involving a Subsidiary the corporation resulting from such merger or consolidation shall be a Subsidiary; and (C) at the time of such merger or consolidation and after giving effect thereto, (i) if such transaction constitutes a Material Acquisition, the Company or such Subsidiary has complied with Section 5.02(c) and (ii) in any event, no Event of Default shall have occurred and be continuing or would result after giving effect to such transaction.

(e)           Asset Sales.  (i) Other than as may be permitted by clause (ii) below, the Company will not, and will not permit any Material Subsidiary to, sell, lease, transfer or otherwise dispose of (by merger or otherwise to a Person who is not a Wholly-Owned Subsidiary) all or any part of its property if such transaction involves a substantial portion of the business of the Company and its Subsidiaries, taken as a whole, provided that, until the Release Date, the Company shall not (x) sell, lease, transfer or otherwise dispose of any ownership interests in SAC(US) or (y) permit SAC(US) to sell, lease, transfer or otherwise dispose of any assets other than inventory in the ordinary course of business and sales or trade-ins of used equipment for fair value in the ordinary course of business for like assets or cash.  As used in this paragraph, a sale, lease, transfer or other disposition of any property of the Company or a Subsidiary shall be deemed to be a substantial portion of the business of the Company and its Subsidiaries, taken as a whole, if the property proposed to be disposed of, together with all other property previously sold, leased, transferred or disposed of (other than in the ordinary course of business and other than as part of a Permitted Receivables Financing) during the current fiscal year of the Company would exceed 10% of the Consolidated Assets as of the end of the immediately preceding fiscal year.

(ii)           The Company will not, and will not permit any Material Subsidiary to, sell, pledge or otherwise transfer any accounts receivable as a method of financing unless, after giving effect thereto the sum of (A) the aggregate uncollected balances of accounts receivable so transferred (“Transferred Receivables”) plus (y) the aggregate amount of collections on Transferred Receivables theretofore received by the seller but not yet remitted to the purchaser, in each case at the date of determination, would not exceed $300,000,000 (a “Permitted Receivables Financing”).

(f)            Business.  The Company will not, and will not permit any of its Material Subsidiaries to, engage in any business other than the businesses in which the Company and its Subsidiaries, taken as a whole, are engaged on the Effective Date, plus extensions and expansions thereof, and businesses and activities incidental or related thereto.

(g)           Limitation on Asset Transfers to Foreign Subsidiaries.  Neither the Company nor any Domestic Subsidiary, will convey, sell, lease, assign, transfer or otherwise dispose of (collectively, a “transfer”) any of its property, business or assets (including, without limitation leasehold interests), whether now owned or hereafter acquired, to any Foreign Subsidiary, except (other than as may relate to SAC(US) prior to the Release Date) such transfers which, individually or in the aggregate, would not reasonably be expected to materially and adversely affect the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole.

(h)           Amendment of Settlement Agreement.  Without the prior consent of the Agent acting at the direction of the Required Lenders, the Company will not (i) cancel or terminate the Settlement Agreement, or consent to or accept any cancellation or termination thereof, or (ii) amend or otherwise modify the Settlement Agreement or give any consent, waiver or approval thereunder, waive any default under or breach of the Settlement Agreement, agree in any manner to any other amendment, modification or change of any term or condition of the Settlement Agreement or take any other action in connection with the Settlement Agreement, in each case under this clause (ii), to the extent that such amendment, modification, consent, waiver, approval or action could reasonably be expected to increase the asbestos-related liability of the Company and its Subsidiaries in excess of the amounts provided for in the Settlement Agreement or materially reduce the protection against asbestos-related liabilities afforded to the Company and its Subsidiaries by the Settlement Agreement.

SECTION 5.03.  Financial Covenants.  So long as any Advance shall remain outstanding or any Lender shall have any Commitment hereunder:

(a)           Interest Coverage Ratio.  The Company will not permit the Interest Coverage Ratio for any Test Period to be less than 3.0 to 1.0.

(b)           Leverage Ratio.  The Company will not permit the Leverage Ratio for any Test Period to be more than 4.00 to 1.0.

(c)           Liquidity.  Until the Release Date, the Company will not permit its Minimum Liquidity to be less than $250,000,000.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           Payments.  Any Borrower shall (i) default in the payment when due of any payment of principal of its Advances or Notes or (ii) default, and such default shall continue unremedied for at least two Business Days, of any payment of interest on its Advances or Notes, of any fees or other amounts owing by it hereunder or thereunder; or

(b)           Representations, etc.  Any representation, warranty or statement made by any Borrower herein or in any other Loan Document or in any certificate delivered pursuant hereto or thereto shall prove to have been, when made, untrue in any material respect; or

(c)           Covenants.  Any Borrower shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 5.01(a)(iv), 5.01(h), 5.02 (other than subsections (f) or (g) thereof) or 5.03 or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Sections 6.01(a) or (b) and clause (i) of this Section 6.01(c) but including Sections 5.02(f) and (g)) contained in this Agreement and such default described in this clause (ii) shall continue unremedied for a period of 30 days after written notice to the Company by the Agent or the Required Lenders; or

(d)           Default Under Other Agreements.  (i)  The Company or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Notes) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Notes) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or (ii) any Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled or other mandatory required prepayment or by reason of optional prepayment or tender by the issuer at its discretion, prior to the stated maturity thereof; provided that it shall not constitute an Event of Default pursuant to this clause (d) unless the aggregate amount of all Indebtedness referred to in clauses (i) and (ii) above exceeds $30,000,000 at any one time; or

(e)           Bankruptcy, etc.  The Company or any of its Material Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Company or any of its Material Subsidiaries, and the petition is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Company or any of its Material Subsidiaries, or the Company or any of its Material Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any of its Material Subsidiaries, or there is commenced against the Company or any of its Material Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Company or any of its Material Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any of its Material Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Company or any of its Material Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Company or any of its Material Subsidiaries for the purpose of effecting any of the foregoing; or

(f)            ERISA.  (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Internal Revenue Code, any Plan shall have had or is likely to have a trustee appointed to administer such Plan, any Plan is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA (other than 4041(b)), any Plan shall have an Unfunded Current Liability, a material contribution required to be made to a Plan has not been timely made, the Company or any Subsidiary of the Company or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), or 4971 of the Internal Revenue Code; and (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability, involving in any case in excess of $30,000,000; or

(g)           Judgments.  One or more judgments or decrees shall be entered against the Company or any of its Material Subsidiaries involving in the aggregate for the Company and its Material Subsidiaries a liability (not paid or fully covered by insurance) of $30,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or

(h)           Guaranty.  Article VII hereof, the Subsidiary Guaranty, if any, or any provision thereof shall cease to be in full force or effect, or the Company or any Subsidiary Guarantor or any Person acting by or on behalf of the Company or any Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under Article VII hereof or the Subsidiary Guaranty, as the case may be; or

(i)            Change of Control.  A Change of Control shall occur; or

(j)            Accounting Charges.  Accounting Charges of $50,000,000 or more with respect to SAC(US) shall be made or taken after the Effective Date and prior to the Release Date;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances (other than Advances to be made by a Lender pursuant to Section 2.02(b)) to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances to be made by a Lender pursuant to Section 2.02(b)) shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

ARTICLE VII

GUARANTY

SECTION 7.01  Guaranty.  (a)  The Company hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Borrower now or hereafter existing under or in respect of this Agreement or any Notes (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Guaranty.  Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Borrower to the Agent or any Lender under or in respect of this Agreement or any Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Borrower.

SECTION 7.02.  Guaranty Absolute.  The Company guarantees payment of the Guaranteed Obligations strictly in accordance with the terms of this Agreement and any Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto.  The obligations of the Company under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement and any Notes, and a separate action or actions may be brought and prosecuted against the Company to enforce this Guaranty, irrespective of whether any action is brought against any other Borrower or whether any other Borrower is joined in any such action or actions.  The liability of the Company under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)           any lack of validity or enforceability of this Agreement, the Notes or any agreement or instrument relating thereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement and any Notes, or any other amendment or waiver of or any consent to departure from this Agreement or any Note, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;

(c)           any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)           any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any other collateral for all or any of the Guaranteed Obligations or any other obligations of any Borrower under this Agreement and any Notes or any other assets of any Borrower or any of its Subsidiaries;

(e)           any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries;

(f)            any failure of the Agent or any Lender to disclose to the Company any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower now or hereafter known to the Agent or such Lender (the Company waiving any duty on the part of the Agent and the Lenders to disclose such information);

(g)           the failure of any other Person to execute or deliver this any other guaranty or agreement or the release or reduction of liability of any other guarantor or surety with respect to the Guaranteed Obligations; or

(h)           any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Borrower or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any other Borrower or otherwise, all as though such payment had not been made.

SECTION 7.03.  Waivers and Acknowledgments.  The Company hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral.

(b)           The Company hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)           The Company hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Company or other rights of the Company to proceed against any of the other Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Company hereunder.

(d)           The Company hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to the Company any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

(e)           The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and any Notes and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04.  Subrogation.  The Company hereby unconditionally and irrevocably agrees until the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Termination Date not to exercise any rights that it may now have or hereafter acquire against any other Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Company’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against any Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated.  If any amount shall be paid to the Company in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of the Company and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and any Notes, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.  If (i) the Company shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Termination Date shall have occurred, the Agent and the Lenders will, at the Company’s request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Guaranteed Obligations resulting from such payment made by the Company pursuant to this Guaranty.

SECTION 7.05.  Subordination.  The Company hereby subordinates any and all debts, liabilities and other obligations owed to the Company by each other Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.05:

(a)           Prohibited Payments, Etc.  Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Borrower), the Company may receive regularly scheduled payments from any other Borrower on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Borrower), however, unless the Required Lenders otherwise agree, the Company shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)                                 Prior Payment of Guaranteed Obligations.  In any proceeding under any Bankruptcy Law relating to any other Borrower, the Company agrees that the Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Company receives payment of any Subordinated Obligations.

(c)                                  Turn-Over.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Borrower), the Company shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Company under the other provisions of this Guaranty.

(d)                                 Agent Authorization.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Borrower), the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Company, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Company (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 7.06.  Continuing Guaranty; Assignments.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Termination Date, (b) be binding upon the Company, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Agent or such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07.  The Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and the Lenders.

ARTICLE VIII

THE AGENT

SECTION 8.01.  Authorization and Action.  Each Lender (in its capacities as a Lender and Swing Line Bank, as applicable) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law.  The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrowers pursuant to the terms of this Agreement.

SECTION 8.02.  Agent’s Reliance, Etc.  Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this

Agreement, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) may consult with legal counsel (including counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action reasonably taken or omitted to be taken in good faith by it in accordance with the reasonable advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of any Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03.  BNPP and Affiliates .  With respect to its Commitments, the Advances made by it and the Note issued to it, BNPP shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include BNPP in its individual capacity.  BNPP and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Company, any of its Subsidiaries and any Person who may do business with or own securities of the Company or any such Subsidiary, all as if BNPP were not the Agent and without any duty to account therefor to the Lenders.  The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Company or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.

SECTION 8.04.  Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 8.05.  Indemnification.  (a)  Each Lender severally agrees to indemnify the Agent (to the extent not reimbursed by a Borrower), from and against such Lender’s Ratable Share (determined at the time indemnification is sought hereunder) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Ratable Share (determined at the time indemnification is sought hereunder) of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by a Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

(b)                                 The failure of any Lender to reimburse the Agent promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent for such other Lender’s Ratable Share of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.  The Agent agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Company or any Borrower.

SECTION 8.06.  Successor Agent.  The Agent may resign at any time by giving written notice thereof to the Lenders and the Company and may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 8.07.  Other Agents.  Each Lender hereby acknowledges that neither the syndication agent, the documentation agents nor any other Lender designated as any “Agent” on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of such Lender, (c) reduce the principal of, or interest on, the Revolving Credit Advances, the Swing Line Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances or Swing Line Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) waive the requirement of Section 2.04(a)(i) that the reductions of Commitments be applied ratably, (g) other than pursuant to the terms of the Subsidiary Guaranty, if any, release the Subsidiary Guarantors (or otherwise limit such Subsidiary Guarantors’ liability with respect to the obligations owing to the Agent and the Lenders under the Subsidiary Guaranties) if such release or limitation is in respect of a material portion of the value of the Subsidiary Guaranties to the Agent and the Lenders, (h) release the Company (or otherwise limit the Company’s liability with respect to the obligations of the Subsidiary Borrowers) from its guaranty set forth in Article VII hereof or (i) amend this Section 9.01; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Swing Line Bank in its capacity as such under this Agreement.

SECTION 9.02.  Notices, Etc.  (a)  All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), if to any Borrower, at the Company’s address at 200 Riverfront Boulevard, Elmwood Park, New

Jersey 07407, Attention: Treasurer, with a copy to Attention: General Counsel; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at 787 Seventh Avenue, 27th Floor, New York, New York 10019, Attention: Rick Pace; or, as to the Company or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent, provided that materials required to be delivered pursuant to Section 5.01(a)(i), (ii) or (v) shall be delivered to the Agent as specified in Section 9.02(b) or as otherwise specified to the Company by the Agent.  All such notices and communications shall, when mailed, telecopied, telegraphed or e-mailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VIII shall not be effective until received by the Agent.  Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b)                                 So long as BNPP or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(a)(i), (ii) and (v) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at rick.pace@us.bnpparibas.com.  The Company agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”).  The Company acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c)                                  Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier.  Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

SECTION 9.03.  No Waiver; Remedies.  No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04.  Costs and Expenses.  (a)  The Company agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all reasonable due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement.  The Company further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b)                                 The Company agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of any Borrower or any of its Subsidiaries or any Environmental Claims relating in any way to any Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  Each Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c)                                  If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by any Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.07, 2.09 or 2.11, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by a Borrower pursuant to Section 9.07(a) or (ii) as a result of a payment or Conversion pursuant to Section 2.07, 2.09 or 2.11, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.  If the amount of the Euros purchased by any Lender in the case of a Conversion or exchange of Advances in the case of Section 2.07 or 2.11 exceeds the sum required to satisfy such Lender’s liability in respect of such Advances, such Lender agrees to remit to the Company such excess.

(d)                                 Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.10, 2.12(f), 2.13, 9.04 and 9.12(c) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 9.05.  Right of Set-off.  Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured.  Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 9.06.  Binding Effect.  This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of each Borrower, the Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 9.07.  Assignments and Participations.  (a)  Each Lender may and, if demanded by a Borrower (following a demand by such Lender pursuant to Section 2.10 or 2.13 or if such Lender is an Affected Lender) upon at least five Business Days’ notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than €5,000,000 or an integral multiple of €1,000,000 in excess thereof unless Lux SCA and the Agent otherwise agree, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by a Borrower pursuant to this Section 9.07(a) shall be arranged by such Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by a Borrower pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either such Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment (other than the Borrower) shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by a Borrower, such recordation fee shall be payable by such Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of a Borrower to an Eligible Assignee that is an existing Lender.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.13 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement other than its obligations under Section 9.08 and, to the extent any claim thereunder relates to an event arising prior to such assignment, Section 8.05 (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)                                 By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)                                  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to each other Borrower.

(d)                                 The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Each Lender may sell participations to one or more banks or other entities (other than the Borrowers or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment(s) to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrowers therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f)                                    Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Company or any Borrower furnished to such Lender by or on behalf of the Company or such Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Company or any Borrower received by it from such Lender.

(g)                                 Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

SECTION 9.08.  Confidentiality.  Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Company furnished to the Agent or the Lenders by the Company (such information being referred to collectively herein as the “Confidential Information”), except that each of the Agent and each of the Lenders may disclose Confidential Information (i) to its and its affiliates’

employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.08, to any assignee or participant or prospective assignee or participant, (vii) to the extent such Confidential Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.08 by the Agent or such Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Company, (viii) to such Lender’s direct or indirect contractual counterparties in swap, securitization or derivative transactions or to legal counsel, accountants and other professional advisors to such counterparties, in each case, on a confidential basis and (ix) with the consent of the Company.

SECTION 9.09.  Designated Subsidiaries.  (a)  Designation.  (i) The Company may, upon five Business Days prior notice, at any time, and from time to time, by delivery to the Agent of a Borrower Designation Agreement duly executed by the Company and the respective Subsidiary and substantially in the form of Exhibit F hereto, designate such Subsidiary as a “Designated Subsidiary” for purposes of this Agreement and such Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder; provided that if such Subsidiary is organized under the laws of a jurisdiction other than that of the United States or a political subdivision thereof, the Company shall give 15 days prior notice to the Agent.  The Agent shall promptly notify each Lender of each such designation by the Company and the identity of the respective Subsidiary.  Following the giving of any notice pursuant to this Section 9.09, if the designation of such Designated Subsidiary obligates the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Agent or any Lender in order for the Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.(ii) As soon as practicable and in any event within five Business Days after notice of the designation under Section 9.09(a)(i) of a Designated Subsidiary that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that may not legally lend to, or whose internal policies, consistently applied, preclude lending to, such Designated Subsidiary (a “Protesting Lender”) shall so notify the Company and the Agent in writing.  With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Subsidiary shall have the right to borrow hereunder, either (A) (i) replace such Protesting Lender in accordance with Section 9.07 or (ii) notify the Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that (x) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, and (y) such Protesting Lender shall have received payment of an amount equal to the aggregate outstanding principal amount of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the relevant Borrower (in the case of all other amounts), or (B) cancel its request to designate such Subsidiary as a “Designated Subsidiary” hereunder.

(b)                                 Termination.  Upon the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement of any Designated Subsidiary or any other Borrower (other than the Company) then, so long as at the time no Notice of Revolving Credit Borrowing in respect of such Designated Subsidiary or Borrower is outstanding, such Person’s status as a “Designated Subsidiary” or a “Borrower” shall terminate upon notice to such effect from the Agent to the Lenders (which notice the Agent shall give promptly, and only upon its receipt of a request therefor from the Company).  Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such Designated Subsidiary or such Borrower.

SECTION 9.10.  Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.11.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.12.  Judgment.  (a)  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at BNPP’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b)                                 If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Euros into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Euros with Dollars at BNPP’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(c)                                  The obligation of the Borrowers in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to the applicable Borrower such excess.

SECTION 9.13.  Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  Each Borrower hereby agrees that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon the Company at its offices specified in Section 9.02(a) and each Borrower hereby irrevocably appoints the Company its authorized agent to accept such service of process, and agrees that the failure of the Company to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.  Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at its address specified pursuant to Section 9.02(a).  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.  To the extent that any Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

(b)                                 Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York

State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.14.  Patriot Act.  Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  The Company and each other Borrower shall, and shall cause each of their Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and such Lender in maintaining compliance with the Patriot Act.

SECTION 9.15.  Waiver of Jury Trial.  Each of the Borrowers, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SEALED AIR CORPORATION

By:	/s/ David H. Kelsey
Name: David H. Kelsey
Title: Senior Vice President and Chief Financial Officer

SEALED AIR LUXEMBOURG S.C.A.

By:	/s/ Tod S. Christie
Name: Tod S. Christie
Title: Member of the Commission

By:	/s/ Aidan Foley
Name: Aidan Foley
Title: Member of the Commission

SEALED AIR B.V.

By:	/s/ David H. Kelsey
Name: David H. Kelsey
Title: Authorized Signatory

SEALED AIR PACKAGING, SOCIEDAD LIMITADA UNIPERSONAL

By:	/s/ David H. Kelsey
Name: David H. Kelsey
Title: Director

BNP PARIBAS,
as Agent

By:	/s/ John D. Emery
Name: John D. Emery
Title: Director

By:	/s/ John Treadwell, Jr.
Name: John Treadwell, Jr.
Title: Vice President

Initial Lenders

Commitment

Administrative Agent

€17,500,000	BNP PARIBAS

	By:	/s/ John D. Emery
Name: John D. Emery
Title: Director

	By	/s/ John Treadwell, Jr.
Name: John Treadwell, Jr.
Title: Vice President

Syndication Agent

€17,500,000	THE ROYAL BANK OF SCOTLAND PLC

	By	/s/ L. Peter Yetman
Name: L. Peter Yetman
Title: SVP

Documentation Agents

€15,000,000	CITIBANK, N.A.

	By:	/s/ George E. Van
Name: George E. Van
Title: Managing Director

€15,000,000	BANK OF AMERICA, N.A.

	By:	/s/ Jeff Hallmark
Name: Jeff Hallmark
Title: Senior Vice President

€15,000,000	CALYON NEW YORK BRANCH

	By:	/s/ Rod Hurst
Name: Rod Hurst
Title: Managing Director

	By:	/s/ Yuri Muzichenko
Name: Yuri Muzichenko
Title: Director

Participants

€12,000,000	BARCLAYS BANK PLC

	By:	/s/ Nicholas A. Bell
Name: Nicholas A. Bell
Title: Director

€12,000,000	MORGAN STANLEY BANK INTERNATIONAL LIMITED

	By:	/s/ Mathias Blumschein
Name: Mathias Blumschein
Title: Authorized Signatory

€12,000,000	HSBC BANK USA, N.A.

	By:	/s/ Robert H. Rogers
Name: Robert H. Rogers
Title: Senior Relationship Manager

€12,000,000	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

	By:	/s/ Karl Studer
Name: Karl Studer
Title: Director

	By:	/s/ Jay Chall
Name: Jay Chall
Title: Director

€12,000,000	MIZUHO CORPORATE BANK, LTD.

	By:	/s/ Robert Gallagher
Name: Robert Gallagher
Title: Authorized Signatory

€10,000,000	INTESA SANPAOLO S.P.A.

	By:	/s/ Luca Sacchi
Name: Luca Sacchi
Title: VP

	By:	/s/ Frank Maffei
Name: Frank Maffei
Title: VP, Deputy Credit Manager

€150,000,000 Total of the Commitments

SCHEDULE I

SEALED AIR CORPORATION

THREE YEAR CREDIT AGREEMENT

APPLICABLE LENDING OFFICES

Name of Initial Lender	Domestic Lending Office	Eurocurrency Lending Office

BNP Paribas	BNP Paribas RCC INC Newport Tower 525 Washington Blvd Jersey City, NJ 07310 Attn: Yusef Zia T: 201-850-6758 F: 201-850-4020	BNP Paribas RCC INC Newport Tower 525 Washington Blvd Jersey City, NJ 07310 Attn: Yusef Zia T: 201-850-6758 F: 201-850-4020

The Royal Bank of Scotland plc

Citibank, N.A.	1615 Brett Road/OPS III New Castle, DE 19720 Attn: Kelly Rodgers T: 402-894-6028 F: 212-994-0847	1615 Brett Road/OPS III New Castle, DE 19720 Attn: Kelly Rodgers T: 402-894-6028 F: 212-994-0847

Bank of America, N.A.

Calyon New York Branch	1301 Avenue of the Americas New York, NY 10019 Attn: Tony Mau T: 732-590-7635 F: 917-849-5439	1301 Avenue of the Americas New York, NY 10019 Attn: Tony Mau T: 732-590-7635 F: 917-849-5439

Barclays Bank PLC	745 7th Avenue New York, NY 10019 Attn: Saidah Rudolpho T: 201-499-4318 F: 212-412-7401	745 7th Avenue New York, NY 10019 Attn: Saidah Rudolpho T: 201-499-4318 F: 212-412-7401

Morgan Stanley International Bank Limited	25 Cabot Square Canary Wharf London E14 4QA England Attn: Dmitriy Barskiy T: 443-627-4355 F: 718-233-0967	25 Cabot Square Canary Wharf London E14 4QA England Attn: Dmitriy Barskiy T: 443-627-4355 F: 718-233-0967

HSBC Bank USA, N.A.	1 HSBC Center 26th Floor Buffalo, NY 14203 Attn: Daniel P.G. Patric T: 716-841-6216 F: 917-229-0973	1 HSBC Center 26th Floor Buffalo, NY 14203 Attn: Daniel P.G. Patric T: 716-841-6216 F: 917-229-0973

Credit Suisse AG, Cayman Islands Branch	Eleven Madison Avenue New York, NY 10010 Attn: Karl Struder T: 212-325-9163 F: 212-743-1894	Eleven Madison Avenue New York, NY 10010 Attn: Karl Struder T: 212-325-9163 F: 212-743-1894

Mizuho Corporate Bank, Ltd.	1800 Plaza Ten Harborside Financial Ctr. Jersey City, NJ 07311 Attn: Hemangini Divatia T: 201-626-9142 F: 201-626-9941	1800 Plaza Ten Harborside Financial Ctr. Jersey City, NJ 07311 Attn: Hemangini Divatia T: 201-626-9142 F: 201-626-9941

Intesa Sanpaolo S.p.A.	1 William Street New York NY 10004 Attn: Alex Papace T: 212-607-3531 F: 212-607-3897	1 William Street New York NY 10004 Attn: Alex Papace T: 212-607-3531 F: 212-607-3897

2

SCHEDULE 4.01(j)

Material Subsidiaries

Domestic Material Subsidiaries:

Sealed Air Corporation (US)

Cryovac, Inc

Sealed Air Funding Corporation

Foreign Material Subsidiaries:

Legal Name	Country of Incorporation
Ciras C.V.	Netherlands
Cryovac Australia Pty. Ltd.	Australia
Cryovac Brasil Ltda.	Brazil
Cryovac International Holdings Corporation	USA (DE)
Sealed Air (Canada) Co./CIE	Canada
Sealed Air (Canada) Holdings B.V.	Netherlands
Sealed Air (New Zealand)	New Zealand
Sealed Air Australia (Holdings) Pty. Limited	Australia
Sealed Air B.V.	Netherlands
Sealed Air de Mexico S. de R. L. de C.V.	Mexico
Sealed Air Finance II, LLC (Sucursal Mexico)	USA (DE)
Sealed Air Finance Ireland	Ireland
Sealed Air Finance LLC	USA (DE)
Sealed Air GmbH	Germany
Sealed Air Holdings (New Zealand) I, LLC	USA (DE)
Sealed Air Limited	Ireland
Sealed Air Limited	UK
Sealed Air Luxembourg (I) S.a.r.l.	Luxembourg
Sealed Air Luxembourg (II) S.a.r.l.	Luxembourg
Sealed Air Luxembourg S.a.r.l.	Luxembourg
Sealed Air Luxembourg S.C.A.	Luxembourg
Sealed Air Netherlands (Holdings) B.V.	Netherlands
Sealed Air Netherlands (Holdings) I B.V.	Netherlands
Sealed Air Netherlands (Holdings) II B.V.	Germany
Sealed Air Netherlands (Holdings) II B.V. — Deutsche Zweigniederlassung	Germany
Sealed Air Packaging S.L.	Spain
Sealed Air S.A.S.	France
Sealed Air S.L.	Spain
Sealed Air S.R.L.	Italy
Sealed Air Spain (Holdings) II S.L.	Spain
Sealed Air Spain (Holdings) S.L.	Spain

3

SCHEDULE 5.02(b)(ii)

EXISTING LIENS AND MATERIAL SUBSIDIARY INDEBTEDNESS

Sealed Air Corporation

Indebtedness of Material Subsidiaries & Liens securing

Indebtedness of Sealed Air Corporation and Material Subsidiaries

(000’s)

			AVAILABLE	TOTAL
		CURRENCY	LINES OF	LONG-TERM	SUPPORTED	LOCATION
DEBTOR	TYPE OF CREDIT	UNIT	CREDIT	DEBT	BY LIENS?	OF LIEN

Sealed Air Corporation, Sealed Air Corporation (US), Cryovac, Inc. and/or Sealed Air Luxembourg S.C.A.	Revolving Credit Facility	USD	500,000	—	No		(a)

Cryovac, Inc.	Lease	USD	—	9,936	Yes	Rogers, AR

Sealed Air Netherlands (Holdings) II B.V. — Deutsche Zweigniederlassung	Lines of Credit	EUR	800	—	No

Sealed Air B.V.	Line of Credit	EUR	1,000	—	No

Sealed Air Limited (UK entity)	Line of Credit	GBP	200	—	No
	Lease	GBP		26	Yes	England

Sealed Air S.A.S.	Lease	EUR	—	744	Yes	France
	Lines of Credit	EUR	6,500	—	No

Sealed Air GmbH	Lines of Credit	EUR	2,100	—	No

Sealed Air S.R.L.	Line of Credit	EUR	6,700	—	No
	Lease	EUR	—	195	Yes	Italy

Sealed Air Luxembourg S.C.A.	Line of Credit	USD	40,000	—	No

Cryovac Australia Pty.Ltd. & Sealed Air (New Zealand)	Dual-Currency Revolving Credit Facility	AUD	170,000	—	No	(b), (c)

Cryovac Australia Pty. Ltd.	Line of Credit	AUD	5,500	—	No

Sealed Air (New Zealand)	Lines of Credit	NZD	8,583	—	No

Cryovac Brasil Ltda.	Lines of Credit	BRL	56,000	—	No

Sealed Air Corporation	5.625% Senior Notes due July 2013	USD	—	400,000	No	b), (d)
	12% Senior Notes due February 2014	USD		300,000	No	(b), (d)
	7.875% Senior Notes due June 2017	USD		400,000	No	(b), (d)
	6.875% Senior Notes due July 2033	USD	—	450,000	No	(b), (d)

(a)  Obligations may be required to be guaranteed by Domestic Subsidiaries under provisions that are substantially the same as those in this Agreement.  No such guarantees were required as of September 30, 2009.

(b)  Obligations may be required to be guaranteed by each of the Domestic Subsidiaries that guarantees obligations under this Agreement, but only for so long as such subsidiaries are Subsidiary Guarantors under this Agreement.  No such guarantees were required as of September 30, 2009.

(c)  Amounts available under the Dual-Currency Revolving Credit Facility Agreement dated as of March 12, 2002, amended and restated as of March 11, 2005 among Cryovac Australia Pty Ltd, Sealed Air (New Zealand), Citisecurities Limited, Salomon Smith Barney Australia Securities Pty Limited, Westpac Banking Corporation and the financiers parties thereto.  Total facility amount is 170 million Australian dollars.

(d)  Primary obligor is the Company.

2

EXHIBIT A - FORM OF

PROMISSORY NOTE

€	Dated: , 20

FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a                                                    corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                                                    (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of €[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Revolving Credit Advances and Swing Line Advances made by the Lender to the Borrower pursuant to the Three Year Credit Agreement dated as of November 19, 2009 among the Borrower, [Sealed Air Corporation], the other borrowers parties thereto, the Lender and certain other lenders parties thereto, and BNP PARIBAS, as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Termination Date.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance and Swing Line Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Revolving Credit Advance (i) in Dollars are payable in lawful money of the United States of America to the Agent at its account maintained at 787 Seventh Avenue, 27th Floor, New York, New York 10019, in same day funds and (ii) in Euros are payable in such currency to the Agent at its account maintained at 787 Seventh Avenue, 27th Floor, New York, New York 10019, in same day funds.  Both principal and interest of each Swing Line Advance are payable in lawful money of the United States of America to the Agent at its account maintained at Seventh Avenue, 27th Floor, New York, New York 10019.  Each Revolving Credit Advance and each Swing Line Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement.  The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances and Swing Line Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Euro amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance and each such Swing Line Advance being evidenced by this Promissory Note, (ii) contains provisions for determining the Euro Equivalent of Revolving Credit Advances denominated in Dollars and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

[NAME OF BORROWER]

By
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

2

EXHIBIT B - FORM OF NOTICE OF

REVOLVING CREDIT BORROWING

BNP PARIBAS, as Agent

for the Lenders parties

to the Credit Agreement

referred to below

[address]

[Date]

Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

The undersigned, [Name of Borrower], refers to the Three Year Credit Agreement, dated as of November 19, 2009 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, [Sealed Air Corporation], certain other borrowers parties thereto, certain Lenders parties thereto and BNP PARIBAS, as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the “Proposed Revolving Credit Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)                                     The Business Day of the Proposed Revolving Credit Borrowing is                               , 20    .

(ii)                                  The Type of Advances comprising the Proposed Revolving Credit Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].

(iii)                               The aggregate amount of the Proposed Revolving Credit Borrowing is [€                    ] [$                    ].

[(iv)                          The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Revolving Credit Borrowing is            month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Credit Borrowing:

(A)                              the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representation set forth in the last sentence of subsection (e) thereof) are correct, before and after giving effect to the Proposed Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct as of such earlier date; and

(B)                                no event has occurred and is continuing, or would result from such Proposed Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default or that constitutes or would, with the passage of time, constitute a Put Event.

Very truly yours,

[NAME OF BORROWER]

By
Title:

2

EXHIBIT C - FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Three Year Credit Agreement dated as of November 19, 2009 (as amended or modified from time to time, the “Credit Agreement”) among Sealed Air Corporation, a Delaware corporation (the “Company”), certain other Borrowers (as defined in the Credit Agreement), the Lenders (as defined in the Credit Agreement) and BNP PARIBAS, as agent for the Lenders (the “Agent”).  Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:

1.                                       The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement held by the Assignor on the date hereof.  After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Revolving Credit Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

2.                                       The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note[, if any,] held by the Assignor [and requests that the Agent exchange such Note for a new Note payable to the order of [the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement[, respectively,] as specified on Schedule 1 hereto].

3.                                       The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.13 of the Credit Agreement.

4.                                       Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent.  The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

5.                                       Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.13 and 9.04 of the Credit Agreement to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under the Credit Agreement other than its obligations under Sections 8.05 of the Credit Agreement to the extent any claim thereunder relates to an event arising prior to such assignment and Section 9.08 of the Credit Agreement).

6.                                       Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7.                                       This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8.                                       This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

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Schedule 1

to

Assignment and Acceptance

Percentage interest assigned:		%

Assignee’s Commitment:	$

Aggregate outstanding principal amount of Revolving Credit Advances assigned:	$

Principal amount of Note payable to Assignee:	$

Principal amount of Note payable to Assignor:	$

Effective Date*:              , 20

[NAME OF ASSIGNOR], as Assignor

By
Title:

Dated: , 20

[NAME OF ASSIGNEE], as Assignee

By
Title:

Dated: , 20

Domestic Lending Office:
[Address]

Eurocurrency Lending Office:
[Address]

*                                         This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

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Accepted [and Approved]** this
day of , 20

BNP PARIBAS, as Agent

By
Title:

[Approved this day
of , 20

SEALED AIR CORPORATION

By	]*
Title:

**                                  Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.

*                                         Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.

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EXHIBIT D - FORM OF

SUBSIDIARY GUARANTY

SUBSIDIARY GUARANTY

Dated as of                     , 2009

From

THE GUARANTORS NAMED HEREIN

and

THE ADDITIONAL GUARANTORS REFERRED TO HEREIN

as Guarantors

in favor of

THE GUARANTEED PARTIES REFERRED TO HEREIN

T A B L E  O F  C O N T E N T S

SUBSIDIARY GUARANTY

SUBSIDIARY GUARANTY dated as of                     , 20     made by the Persons listed on the signature pages hereof under the caption “Subsidiary Guarantors” and the Additional Guarantors (as defined in Section 8(b)) (such Persons so listed and the Additional Guarantors being, collectively, the “Guarantors” and, individually, each a “Guarantor”) in favor of the Agent and the Lenders (as defined in the Credit Agreement referred to below).

PRELIMINARY STATEMENT.  Sealed Air Corporation, a Delaware corporation (the “Company”), and certain other Borrowers (as defined in the Credit Agreement referred to below) are parties to a Credit Agreement dated as of November     , 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the capitalized terms defined therein and not otherwise defined herein being used herein as therein defined) with certain Lenders party thereto, and BNP Paribas, as Agent for such Lenders (the Agent and the Lenders are, collectively, the “Guaranteed Parties”).  Each Guarantor may receive, directly or indirectly, a portion of the proceeds of the Advances under the Credit Agreement and will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement.  The Subsidiary Guaranty Period is in effect, and it is therefore a condition precedent to the continued making of Advances by the Lenders under the Credit Agreement from time to time that each Guarantor shall have executed and delivered this Guaranty.

NOW, THEREFORE, in consideration of the premises and in accordance with Section 5.01(h) of the Credit Agreement, each Guarantor, jointly and severally with each other Guarantor, hereby agrees as follows:

Guaranty; Limitation of Liability.  a)  Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any other Guaranteed Party in enforcing any rights under this Guaranty or any other Loan Document.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Guaranteed Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

Each Guarantor, and by its acceptance of this Guaranty, the Agent and each other Guaranteed Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law (as hereinafter defined), the Uniform Fraudulent

Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of each Guarantor hereunder.  To effectuate the foregoing intention, the Agent, the other Guaranteed Parties and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.  For purposes hereof, “Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(e) of the Credit Agreement or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Guaranteed Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Guaranteed Parties under or in respect of the Loan Documents.

Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Guaranteed Party with respect thereto.  The obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Company or any other Loan Party or whether the Company or any other Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Loan Party

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under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

any failure of any Guaranteed Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Guaranteed Party (each Guarantor waiving any duty on the part of the Guaranteed Parties to disclose such information);

the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Guaranteed Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Guaranteed Party or any other Person upon the insolvency, bankruptcy or reorganization of the Company or any other Loan Party or otherwise, all as though such payment had not been made.

Waivers and Acknowledgments.  b)  Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Guaranteed Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Guaranteed Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder.

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Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Guaranteed Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Guaranteed Party.

Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits.

Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Company, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Guaranteed Party against the Company, any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Guaranteed Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.  If (i) any Guarantor shall make payment to any Guaranteed Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Termination Date shall have occurred, the Guaranteed Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Payments Free and Clear of Taxes, Etc..  c)  Any and all payments made by any Guarantor under or in respect of this Guaranty or any other Loan Document shall be made, in accordance with Section 2.14 of the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes.  If any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable under or in respect of this Guaranty or

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any other Loan Document to any Guaranteed Party, (i) the sum payable by such Guarantor shall be increased as may be necessary so that after such Guarantor and the Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 5), such Guaranteed Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make all such deductions and (iii) such Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

In addition, each Guarantor agrees to pay any present or future Other Taxes that arise from any payment made by or on behalf of such Guarantor under or in respect of this Guaranty or any other Loan Document or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Guaranty and the other Loan Documents.

Each Guarantor will indemnify each Guaranteed Party for and hold it harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 5, imposed on or paid by such Guaranteed Party and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Guaranteed Party makes written demand therefor.

The obligations of each Guarantor under this Section are subject in all respects to the limitations, qualifications and satisfaction of conditions set forth in Section 2.15 of the Credit Agreement.  Without limitation of the foregoing, the Lenders are subject to the obligations set forth in Section 2.15 of the Credit Agreement to the same extent as if set forth herein.

Representations and Warranties.  Each Guarantor hereby makes each representation and warranty made in the Loan Documents by the Company with respect to such Guarantor and each Guarantor hereby further represents and warrants as follows:

There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

Such Guarantor has, independently and without reliance upon any Guaranteed Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Loan Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

Covenants.  Each Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid or any Lender shall have any Commitment, such Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed or that the Company has agreed to cause such Guarantor or such Subsidiaries to perform or observe.

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Amendments, Guaranty Supplements, Etc.  d)  No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Agent and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Guaranteed Parties, (a) reduce or limit the obligations of any Guarantor hereunder, release any Guarantor hereunder or otherwise limit any Guarantor’s liability with respect to the obligations owing to the Guaranteed Parties under or in respect of the Loan Documents except as provided in the next succeeding sentence, (b) postpone any date fixed for payment hereunder or (c) change the number of Guaranteed Parties or the percentage of (x) the Commitments or (y) the aggregate unpaid principal amount of the Advances that, in each case, shall be required for the Guaranteed Parties or any of them to take any action hereunder.  Upon the occurrence of the Subsidiary Guaranty Release Date, this Guaranty shall terminate and be of no further force and effect and, prior to the Subsidiary Guaranty Release Date, upon the sale of a Guarantor to the extent permitted in accordance with the terms of the Loan Documents, such Guarantor shall be automatically released from this Guaranty.

Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit A hereto (each, a “Guaranty Supplement”), (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Subsidiary Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered to it, if to any Guarantor, addressed to it in care of the Company at the Company’s address specified in Section 9.02 of the Credit Agreement, if to the Agent or any Lender, at its address specified in Section 9.02 of the Credit Agreement, or, as to any party, at such other address as shall be designated by such party in a written notice to each other party.  All such notices and other communications shall, when mailed, telegraphed, telecopied or telexed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively.  Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty or of any Guaranty Supplement to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

No Waiver; Remedies.  No failure on the part of any Guaranteed Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

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Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 of the Credit Agreement to authorize the Agent to declare the Advances due and payable pursuant to the provisions of said Section 6.01, the Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent, such Lender or such Affiliate to or for the credit or the account of any Guarantor against any and all of the obligations of such Guarantor now or hereafter existing under the Loan Documents, irrespective of whether the Agent or such Lender shall have made any demand under this Guaranty or any other Loan Document and although such obligations may be unmatured.  The Agent and each Lender agrees promptly to notify such Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Agent, such Lender and their respective Affiliates may have.

Indemnification.  e)  Without limitation on any other obligations of any Guarantor or remedies of the Guaranteed Parties under this Guaranty, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Guaranteed Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.

Each Guarantor hereby also agrees that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or any of the transactions contemplated by the Loan Documents.

Without prejudice to the survival of any of the other agreements of any Guarantor under this Guaranty or any of the other Loan Documents, the agreements and obligations of each Guarantor contained in Section 1(a) (with respect to enforcement expenses), the last sentence of Section 2, Section 5 and this Section 12 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guaranty.

Subordination.  Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 13:

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Prohibited Payments, Etc.  Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless the Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

Prior Payment of Guaranteed Obligations.  In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Guaranteed Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

Turn-Over.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Guaranteed Parties and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

Agent Authorization.  After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

Continuing Guaranty; Assignments under the Credit Agreement.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Termination Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Guaranteed Parties and their successors, transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, any Guaranteed Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or

8

Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Guaranteed Party herein or otherwise, in each case as and to the extent provided in Section 9.07 of the Credit Agreement.  No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Guaranteed Parties.

Execution in Counterparts.  This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty.

Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.  f)  This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and each Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Guaranty or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document in the courts of any jurisdiction.

Each Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court.  Each Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

Each Guarantor hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of any Guaranteed Party in the negotiation, administration, performance or enforcement thereof.

[Remainder of Page Left Blank]

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IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[NAME OF GUARANTOR]

By
Title:

[NAME OF GUARANTOR]

By
Title:

Etc.

Exhibit A
To The
Subsidiary Guaranty

FORM OF SUBSIDIARY GUARANTY SUPPLEMENT

                 , 200

BNP Paribas, as Agent
[Address of Agent]

Attention:

Credit Agreement dated as of November     , 2009 among
 Sealed Air Corporation, a Delaware corporation (the “Company”), the other Borrowers party to the Credit Agreement, the Lenders
party to the Credit Agreement, and BNP Paribas, as Agent

Ladies and Gentlemen:

Reference is made to the above-captioned Credit Agreement and to the Subsidiary Guaranty referred to therein (such Subsidiary Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement, being the “Subsidiary Guaranty”).  The capitalized terms defined in the Subsidiary Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

Section 1.  Guaranty; Limitation of Liability.  (a)  The undersigned hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any other Guaranteed Party in enforcing any rights under this Guaranty Supplement, the Subsidiary Guaranty or any other Loan Document.  Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Guaranteed Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)                                 The undersigned, and by its acceptance of this Guaranty Supplement, the Agent and each other Guaranteed Party, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Subsidiary Guaranty and the obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Subsidiary Guaranty and the obligations of the undersigned hereunder and thereunder.  To effectuate the foregoing intention, the Agent, the other Guaranteed Parties and the undersigned hereby irrevocably agree that the obligations of the undersigned under this Guaranty Supplement and the Subsidiary Guaranty at any time shall be limited to the maximum amount as will result in the obligations of the undersigned under this Guaranty Supplement and the Subsidiary Guaranty not constituting a fraudulent transfer or conveyance.

(c)                                  The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Guaranteed Party under this Guaranty Supplement, the Subsidiary Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Guaranteed Parties under or in respect of the Loan Documents.

Section 2.  Obligations Under the Guaranty.  The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Subsidiary Guaranty to the same extent as each of the other Guarantors thereunder.  The undersigned further agrees, as of the date first above written, that each reference in the Subsidiary Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Subsidiary Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

Section 3.  Representations and Warranties.  The undersigned hereby makes each representation and warranty set forth in Section 6 of the Subsidiary Guaranty to the same extent as each other Guarantor.

Section 4.  Delivery by Telecopier.  Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Section 5.  Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.  (a)  This Guaranty Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)                                 The undersigned hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or any federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty Supplement, the Subsidiary Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the undersigned hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard

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and determined in any such New York State court or, to the extent permitted by law, in such federal court.  The undersigned agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Guaranty Supplement or the Subsidiary Guaranty or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty Supplement, the Subsidiary Guaranty or any of the other Loan Documents to which it is or is to be a party in the courts of any other jurisdiction.

(c)                                  The undersigned irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Supplement, the Subsidiary Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court.  The undersigned hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d)                                 The undersigned hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of any Guaranteed Party in the negotiation, administration, performance or enforcement thereof.

Very truly yours,

[NAME OF ADDITIONAL GUARANTOR]

By
Title:

3

EXHIBIT E - FORM OF

OPINION OF COUNSEL

FOR THE BORROWER

[To come]

EXHIBIT F - FORM OF

BORROWER DESIGNATION AGREEMENT

[DATE]

To each of the Lenders

parties to the Credit Agreement

(as defined below) and to Citicorp USA, Inc.

as Administrative Agent for such Lenders

Ladies and Gentlemen:

Reference is made to the Three Year Credit Agreement dated as of November 19, 2009 among Sealed Air Corporation (the “Company”), certain other Borrowers (as defined in the Credit Agreement), the Lenders (as defined in the Credit Agreement) and BNP Paribas, as agent for the Lenders (the “Credit Agreement”).  Terms used herein and defined in the Credit Agreement shall have the respective meanings ascribed to such terms in the Credit Agreement.

Please be advised that the Company hereby designates its undersigned Subsidiary,                          (“Designated Subsidiary”), as a “Designated Subsidiary” under and for all purposes of the Credit Agreement.

The Designated Subsidiary, in consideration of each Lender’s agreement to extend credit to it under and on the terms and conditions set forth in the Credit Agreement, does hereby assume each of the obligations imposed upon a “Designated Subsidiary” and a “Borrower” under the Credit Agreement and agrees to be bound by the terms and conditions of the Credit Agreement.  In furtherance of the foregoing, the Designated Subsidiary hereby represents and warrants to each Lender as follows:

(a)                                  The Designated Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of                                             .

(b)                                 The execution, delivery and performance by the Designated Subsidiary of this Borrower Designation Agreement, the Credit Agreement and the Notes to be delivered by it are within the Designated Subsidiary’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Designated Subsidiary’s charter or by-laws or (ii) any law, rule or regulation applicable to the Designated Subsidiary or (iii) any material contractual or legal restriction binding on the Designated Subsidiary.  This Borrower Designation Agreement and the Notes delivered by it have been duly executed and delivered on behalf of the Designated Subsidiary.

(c)                                  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Designated Subsidiary of this Borrower Designation Agreement, the Credit Agreement or the Notes to be delivered by it.

(d)                                 This Borrower Designation Agreement is, and the Notes to be delivered by the Designated Subsidiary when delivered will be, legal, valid and binding obligations of the Designated Subsidiary enforceable against the Designated Subsidiary in accordance with their respective terms.

(e)                                  There is no pending or, to the knowledge of the Designated Subsidiary, threatened action or proceeding affecting the Designated Subsidiary or any of its Subsidiaries before any court, governmental agency or arbitrator which purports to affect the legality, validity or enforceability of this Borrower Designation Agreement, the Credit Agreement or any Note of the Designated Subsidiary.

This Borrower Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

SEALED AIR CORPORATION

By
Name:
Title:

[THE DESIGNATED SUBSIDIARY]

By
Name:
Title:

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